Table of Contents                                                Exhibit 99.1

EXPLANATORY NOTE
GoDaddy Inc. is filing this exhibit (the Exhibit) to reflect changes to the presentation of its financial information as set forth in its Annual Report on Form 10-K for the year ended December 31, 2021 (the 2021 Form 10-K), as filed with the Securities and Exchange Commission on February 17, 2022. This Exhibit is being filed solely to present retrospectively revised segment reporting financial information to reflect changes implemented during the first quarter of 2022, as described in GoDaddy Inc.'s Quarterly Report on Form 10-Q for the period ended March 31, 2022. No other changes have been made to the 2021 Form 10-K. This Exhibit speaks as of the original filing date of the 2021 Form 10-K, does not reflect events that may have occurred subsequent to the original filing date and does not modify or update in any way the disclosures made in the 2021 Form 10-K other than as required to reflect the revised segment information.

GoDaddy Inc.
Year Ended December 31, 2021

NOTE ABOUT FORWARD-LOOKING STATEMENTS
This Annual Report on Form 10-K (Annual Report), including the sections titled "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involving substantial risks and uncertainties. The words "believe," "may," "will," "potentially," "plan," "could," "should," "predict," "ongoing," "estimate," "continue," "anticipate," "intend," "project," "expect," "seek," or the negative of these words, or terms or similar expressions conveying uncertainty of future events or outcomes, or that concern our expectations, strategy, plans or intentions, are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, or expected. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements discussed under the heading "Risk Factors" and in our publicly available filings and press releases. These statements include, among other things, those regarding:
•our ability to continue to add new customers and increase sales to our existing customers;
•our ability to develop new solutions and bring them to market in a timely manner;
•our ability to timely and effectively scale and adapt our existing solutions;
•our dependence on establishing and maintaining a strong brand;
•the occurrence of service interruptions and security or privacy breaches and related remediation efforts and fines;
•system failures or capacity constraints;
•the rate of growth of, and anticipated trends and challenges in, our business and in the market for our products;
•our future financial performance, including our expectations regarding our revenue, cost of revenue, operating expenses, including changes in technology and development, marketing and advertising, general and administrative and customer care expenses, and our ability to achieve and maintain future profitability;
•our ability to continue to efficiently acquire customers, maintain our high customer retention rates and maintain the level of our customers' lifetime spend;
•our ability to provide high quality customer care;
•the effects of increased competition in our markets and our ability to compete effectively;
•our ability to grow internationally;
•the impact of fluctuations in foreign currency exchange rates on our business and our ability to effectively manage the exposure to such fluctuations;
•our ability to effectively manage our growth and associated investments, including our migration of the vast majority of our infrastructure to the public cloud;
•our ability to integrate acquisitions, including our recent acquisitions of Poynt Co. (now known as GoDaddy Payments) and Pagely, our entry into new lines of business and our ability to achieve expected results from our integrations and new lines of business;
•our ability to maintain our relationships with our partners;
•adverse consequences of our substantial level of indebtedness and our ability to repay our debt;
•our ability to maintain, protect and enhance our intellectual property;
•our ability to maintain or improve our market share;
•sufficiency of cash and cash equivalents to meet our needs for at least the next 12 months;
•beliefs and objectives for future operations;
•our ability to stay in compliance with laws and regulations currently applicable to, or which may become applicable to, our business both in the United States (U.S.) and internationally;
•economic and industry trends or trend analysis;
•our ability to attract and retain qualified employees and key personnel;

NOTE ABOUT FORWARD-LOOKING STATEMENTS (continued)

•anticipated income tax rates, tax estimates and tax standards;
•interest rate changes;
•the future trading prices of our Class A common stock;
•our expectations regarding the outcome of any regulatory investigation or litigation;
•the amount and timing of future repurchases of our Class A common stock under any share repurchase program;
•the potential impact of shareholder activism on our business and operations;
•the length and severity of the coronavirus (COVID-19) pandemic and its impact on our business, customers and employees;
as well as other statements regarding our future operations, financial condition, growth prospects and business strategies.
We operate in very competitive and rapidly-changing environments, and new risks emerge from time-to-time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report may not occur, and actual results could differ materially and adversely from those implied in our forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. Although we believe the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Neither we, nor any other person, assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to publicly update any forward-looking statements for any reason after the date of this report to conform such statements to actual results or to changes in our expectations, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.
Unless expressly indicated or the context suggests otherwise, references to "GoDaddy," "company," "we," "us" and "our" refer to GoDaddy Inc. and its consolidated subsidiaries, including Desert Newco, LLC and its subsidiaries (Desert Newco).

Part I.
Item 1. Business
Overview
GoDaddy is a global leader in serving a large market of everyday entrepreneurs, delivering simple, easy-to-use products, and outcome-driven, personalized guidance to small businesses, individuals, organizations, developers, designers and domain investors. Our vision is to radically shift the global economy toward independent entrepreneurial ventures. Our mission is to empower entrepreneurs everywhere, making opportunity more inclusive for all. We are passionate about our mission, and we recognize that the opportunity for entrepreneurs is changing. When GoDaddy began, the entrepreneurial journey was simpler: entrepreneurs needed our help to name, create, grow and manage their ventures online. Over time, the evolution of e-commerce, social media and consumer expectations of their online and in-person experiences has changed the entrepreneur's journey. GoDaddy is uniquely positioned to help our customers navigate this complexity. We champion everyday entrepreneurs by empowering them with sage guidance set in seamlessly intuitive experiences to create and protect their digital identity, establish and maintain a ubiquitous presence online and participate in the world of connected commerce. We do all of this while activating the exponential power of our community at a global scale to deliver profitable revenue growth. Our 21.2 million customers are passionate, everyday entrepreneurs with vibrant ideas, who are determined to make their way in the world and to transform their ideas into something meaningful.
Our services are designed to meet and attract customers in all phases of their journey. Wherever their journey begins, whether with a domain, a physical store or on a social media platform, we are there to enable them to create content, build their website, establish and manage their online marketing, sell their products and services, syndicate marketplaces online and offline, connect social media and manage their businesses with branded email, productivity solutions and website security. Our customers often start with the most intimate of brand considerations, their identity, which we provide through our domain services. As their entrepreneurial needs evolve, we help our customers manage and grow their businesses and connect with their customers through our expanded service offerings and access to relevant third-party products and platforms, including website building and hosting, marketplace syndication, social media and bio site management, security, business products and email and other services. Recognizing that consumer expectations and behaviors are quickly changing, we evolved our product and service offerings to provide a high-performance back-end registry technology platform and an integrated suite of payment systems and point-of-sale hardware and software to seamlessly manage online and offline commerce.
What it means to have an online presence has evolved to having a connected digital identity, ubiquitous presence and connected commerce that includes responsive websites integrated with social channels, search engines and e-commerce marketplaces connected to offline commerce marketplaces. Our customers need to integrate dynamic information everywhere they engage with their audiences, including customer touchpoints such as appointment availability, retail inventory, digital subscriptions and social media.
At GoDaddy, we believe our customers should have both great technology and great customer support. Engaging with our customers in a proactive, consultative way through personalized guidance via phone and digital experiences sets them up to succeed. Through the thousands of daily conversations we have with our customers, we gather valuable feedback enabling us to continually evolve our products and solutions and respond to their changing needs.
Our people and unique culture have been integral to our success. We live by the same principles that enable our customers' ideas to survive and thrive, including owning outcomes, building value, joining forces and working courageously. We take responsibility for delivering successful outcomes which we believe is a key factor in driving our customer and revenue growth. We also believe we have one of the most recognized Internet brands in the U.S., and our international awareness continues to rapidly increase as we grow.
Our stable and predictable business model is driven by efficient customer acquisition, high customer retention rates and increasing lifetime spend. In each of the five years ended December 31, 2021, our customer retention rate exceeded 85%, and in 2021, our retention rate for customers who had been with us for over three years was more than 93%. Additionally, in 2021, we had approximately 1.5 million customers who each spent more than $500 a year on our product offerings. We believe the breadth and depth of our product offerings and the high-quality guidance and responsiveness from GoDaddy Guides has and continues to build strong customer relationships leading to our high customer retention rates. In 2021, we generated $3,816 million of revenue, up 15.0% from $3,317 million in 2020, and we generated $4,232 million in total bookings, up 12.1% from $3,776 million in 2020.

We manage and report our business in the following two segments, as further described in Note 19 to our financial statements:
•Applications and Commerce, which primarily consists of sales of third-party email and productivity solutions, products containing proprietary software and commerce products as well as sales of certain products when they are included in bundled offerings of our proprietary software products.
•Core Platform, which primarily consists of sales of domain registrations and renewals, aftermarket domain sales, website hosting products and website security products when not included in bundled offerings of our proprietary software products as well as sales of products not containing a software component.
Our Customers and Solutions
We built GoDaddy to serve our customers by providing simple, easy-to-use cloud-based products on a single technology platform wrapped with personalized guidance.
Our Customers
We serve several customer populations: Independents, Partners, Domain Registrars and Investors, other Registrars and Corporate Domain Portfolio owners. While these customer populations tend to utilize many of the same GoDaddy product offerings, there are meaningful differences in their journeys, what they value, their goals and how they communicate with the rest of the world and we aim to establish and provide solutions that address these differences.
Our largest customer population, Independents, consists of mostly micro-businesses and noncommercial endeavors. Independents have an entrepreneurial spirit, strong work ethic and, above all, passion for their ideas, yet their specific needs vary depending on the type of their ideas and the phase of their journey. Independents range from individuals who have an initial business idea and those thinking about starting a business, to established ventures needing help attracting customers, growing their sales, managing their online presence or expanding their operations. Most Independents have fewer than five employees and most self-identify as having little to no technology or design skills. These customers need our help to create a unique and secure digital identity, especially with the more technical aspects of their online presence. Although our customers have differing degrees of resources and technical capabilities, they all share a desire to find tools to help them bring their ideas to life, enhance connections with their audience and provide a seamless experience for both existing and new customers.
Our second largest customer population, Partners, are website designers and developers who build websites on behalf of businesses and noncommercial organizations. We estimate that half of all global website builds occur through a third party, such as our Partners, on a do-it-for-you basis. Our Partners are often freelancers, moonlighters or teams within website design agencies that often have website design as one of multiple streams of income. Our Partners generally have more technical acumen and look for tools that provide greater amounts of flexibility, such as our WordPress content management system (CMS). Although Partners have a need for technical depth and flexibility, they also benefit from our simplicity and guidance as tools to increase their throughput and maximize the use of their time. We help our Partners in a number of ways beyond our product suite and services, including providing tools to help them save time, make money and exceed client expectations. These client management applications make it easier for designers and developers to manage their clients' websites at any host, or on GoDaddy products such as Managed WordPress. With our products and services, Partners can easily manage their overall business with capabilities such as client billing, administrative access and shopping features, making it easier for them to buy and manage multiple products for their clients, as well as make use of enhanced technical support and discounts for reselling GoDaddy products. We support a variety of control panels and content management tools favored by Partners including cPanel, Plesk, Drupal, Joomla and more. As one of the largest global hosts of WordPress sites, many of our recent investments, including our acquisition of Pagely, a managed WordPress hosting solution, in November 2021, have focused on extending our reach into the WordPress community.
Our third largest customer population is Domain Registrars and Investors. Domain registrars are organizations that have their own domain registration offerings, such as Amazon Web Services (AWS), but who use our domain registration and management platform. These commercial arrangements provide for strategic relationships with many key platforms, and enable further scale of our domain registration technology and insights. Domain investors are individuals or organizations who manage a portfolio of registered domains for the purpose of selling via secondary markets. These investors bring a unique and valuable resource to our business in the form of liquidity and the ability to help our other populations (Independents and Partners) successfully find a domain name they prefer.

We also serve other Registrars and Corporate Domain Portfolio owners. We serve registrars through our registry business (GoDaddy Registry), which provides wholesale generic top level domains (gTLDs) and country-code top level domains (ccTLDs) for registrars to sell to the end customer. These top-level domains (TLDs) provide shorter and better naming alternatives to a .com domain that more closely represent the name of customers' ideas, businesses and brands. We also provide a fully managed registry platform for other registry operators. We manage the full technology and operating stack at scale for over 200 TLDs including some of the largest brands in the world. Corporate Domain Portfolio owners are organizations that maintain and manage a large portfolio of domain names, including general and international domains. These customers are looking for the most powerful, secure and intuitive technology to streamline their processes, unparalleled industry experience and expertise to navigate the complexities of managing a corporate portfolio, and a focused and dedicated team that can provide committed support with the highest levels of security, service and domain management.
Our Solutions
We have designed and developed an extensive set of easy-to-use cloud-based technology products enabling our customers to establish a digital identity, connect with their customers across multiple social platforms and online marketplaces and deliver a seamless customer experience in a connected commerce world. We understand that our customers' needs vary depending on their type and the stage of their idea, which is why we offer our products both independently and bundled as suites of integrated products designed for specific uses. Crucial to our product philosophy is to provide value well in excess of the price we charge, which often puts our products in a position of strength on functionality while at an affordable cost.
Our domain name registration products enable us to engage customers at the initial stage of establishing a digital identity and often are an on-ramp for our other products. We believe our hosting and presence and business applications products significantly improve our value proposition to customers, increase our revenue and margin growth opportunities, can serve as starting points for our customer relationships and improve customer retention. Recognizing our customers' need for cost-effective e-commerce solutions, we acquired Poynt (now known as GoDaddy Payments) in February 2021 and launched our connected commerce offering in September 2021. We believe our payments solutions enable our customers to quickly and easily participate in the digital economy with a seamless transition to offline marketplaces, and position us to expand into new markets and increase our revenue and margin growth opportunities. We have also made significant investments in the localization of our service offerings, as 45% of our customers are located in international markets (notably the United Kingdom, Canada, Germany, India and Australia). And, while not a standalone product, our GoDaddy Guides consist of approximately 5,900 specialists worldwide who are available 24/7/365 and provide care to customers who have different levels of technical sophistication.
Domains
Every great idea needs a great name and GoDaddy is the leading global naming service. Staking a claim on digital identity with a domain name is an integral part of establishing a concept and presence online. When inspiration strikes, we are there to provide our customers with high-quality search, discovery and recommendation tools as well as the broadest selection of domains to help them find the right name for their idea. Securing a domain is a key component to creating a complete digital identity and our domain products often serve as the starting point in our customer relationships. We are a global market leader in domain name registration, with more than 84 million domains under management as of December 31, 2021 and, based on information reported in VeriSign's Domain Name Industry Brief, we held over 23% of the approximately 365 million domain names registered worldwide as of September 30, 2021. As of December 31, 2021, approximately 89% of our customers had purchased a domain from us. In 2021, 2020 and 2019, we generated approximately 47%, 46% and 45% of our total revenue, respectively, from sales of our domain products. In addition, GoDaddy Registry provides a high-performance back-end registry technology platform with a portfolio of TLDs including .biz, .co, .in, .nyc, and .us.
Our primary domains product offerings are:
Primary Registrations. Using our website or mobile application, we offer customers the ability to search for and register available domain names with the applicable registry. Our inventory for primary registrations is defined by the number TLDs we offer. As of December 31, 2021, 419 different generic TLDs, such as .com, .net and .org, and 57 different country code TLDs, such as .de, .ca, .in and .jp., were available for purchase through GoDaddy. Since 2013, hundreds of new gTLDs have been launched through ICANN's "new gTLD program" initiated in 2012 (Expansion Program), making it easier for companies and individuals to find and register new, easy-to-remember domain names tailored to their ideas, industry or interests. ccTLDs are important to our international expansion efforts as we have found international customers often prefer the ccTLD for the country or geographic market in which they operate. Our primary registration offering relies heavily on our search, discovery and recommendation tools which enable our customers to find a name matching their needs. We also sell domain registrations through relationships with third-party resellers and we provide back-end registry services supporting more than 215 TLDs.
Aftermarket. We operate a large domain aftermarket platform, which processes aftermarket, or secondary, domain name sales. Our aftermarket platform is designed to enable the seamless purchase and sale of previously registered domain names through an online auction, an offer and counter offer transaction or a "buy now" transaction. We maintain a portfolio of more than 1.2 million previously registered domains, providing a diverse inventory available to our customers. Our GoDaddy Investor mobile application helps investors watch and bid on domains at auction and stay on top of their current bids from their mobile devices. We operate a cross-registrar network that automates transaction execution across registrars thereby reducing the time required to complete a transaction.
Domain Name Add-Ons. Domain name add-ons are features typically purchased concurrently with domain name registrations and have low costs associated with their delivery. In addition, where permissible, privacy features are included at no cost with every domain registered with GoDaddy. Domain names with these privacy features are registered on an "unlisted" basis to help protect personal information, deter domain-related spam, and allow our customers to confidentially secure a domain for an unannounced product, service or idea.
Registry. GoDaddy Registry is a world-leading provider of domain name registry services. GoDaddy registry operates more than 200 TLDs including country-code TLDs, such as .us and .co, city TLDs such as .nyc and .sy, generic TLDs such as .Club and .Buzz, and branded TLDs such as .Chase and .Fox. Our integrated registry solutions provide policy and operational support, and domain marketing, sales and strategic planning. We also provide back-end registry services supporting more than 215 TLDs.
Hosting and Presence
Bringing an idea to life online requires a presence. GoDaddy Websites + Marketing, Managed WordPress hosting, GoDaddy Studio (formerly Over) and other GoDaddy offerings are a part of a customer's ubiquitous presence that enable anyone to create a simple, easy-to-use website or e-commerce enabled online store, for both desktop and mobile, with minimal technical skill. Our products, powered by a unified cloud platform, enable our customers to get found online by helping to enhance the information on their website and extending their website and its content to where they need to be, from search engine results (e.g., Google) to social media (e.g., Meta (the parent company of Facebook, Instagram and WhatsApp)) to vertical marketplaces (e.g., Yelp), all from one location. For more technically sophisticated web designers, developers and customers, we provide high-performance, flexible hosting and security products that can be used with a variety of open source design tools as well as Managed WordPress. We design these solutions to be easy to use, effective, reliable, flexible and at a great value. We offer a variety of hosting and presence products enabling our customers to create and manage their digital identity, or in the case of Partners, the digital identities of their end-customers. In 2021, 2020 and 2019, we derived approximately 34%, 36% and 38% of our total revenue, respectively, from sales of our hosting and presence products.
Our primary hosting products are:
Shared Website Hosting. The term "shared hosting" refers to the housing of multiple websites on the same server via the use of chroot environments. Shared hosting is our most popular hosting product. We operate, maintain and support shared website hosting in our owned and operated data centers and our leased co-located data centers using either Linux or Windows operating systems. We currently offer several tiers of website hosting plans to suit the needs and resources of our customers, a majority of which use industry standard cPanel or Parallels Plesk control panels. We also bundle our hosting plans with a variety of applications and products such as web analytics, Secure Sockets Layer (SSL) certificates and WordPress. WordPress is the most used content management application on our shared hosting platform.
Website Hosting on Virtual Private Servers and Virtual Dedicated Servers. Our broad range of virtual private server (VPS) and virtual dedicated server (VDS) offerings, which run on single bare metal servers, allow our customers to select the server configuration best suited for their applications, requirements and growth. Our VPS solutions provide our customers with a single virtual machine which runs multiple other virtual machines for other customers. Our VPS is designed for customers who need greater control, more advanced technical capabilities and higher performance than that offered by our shared hosting plans. Our VDS solutions offer our customers high-performance server options with isolated resources to run mission-critical applications where latency and uptime matters. Our customers can tailor their VPS or VDS plans based on a range of performance, storage, bandwidth and operating system needs.

Managed Hosting. With our managed hosting products, we set up, monitor, maintain, secure and patch software and servers for our customers. We offer a variety of managed hosting plans to support our customers' needs including multiple tiers of Managed WordPress hosting on a platform optimized for WordPress. We also offer other managed environments that span across our VPS and dedicated products like Joomla, Drupal and Magento and apps like Gallery.
Security. Our security product portfolio is a comprehensive suite of tools designed to help secure our customers' online presence. The portfolio includes (i) public key infrastructure (PKI) and SSL certificates to help ensure information is secure between browsers and servers through encryption; (ii) the use of a content delivery network (CDN) to improve a website's performance; (iii) a proprietary web application firewall (WAF) to help keep customers' websites safe from hackers; (iv) continuous malware scanning and site cleanups; and (v) a skilled team of security professionals to provide incident responses in the event of a disruption in service.
Our primary presence products are:
Websites + Marketing. Websites + Marketing is an easy-to-use, do-it-yourself, mobile-optimized online tool enabling customers, irrespective of their technical skills, to build effective websites and e-commerce enabled online stores. We offer a variety of plans, with pricing dependent on business and marketing features. With each of these plans, customers have access to industry-targeted professional design templates, which can be further customized using our editor by adding intent-driven sections, photos, videos or text. Our design templates cover a wide range of categories with professionally written content for small businesses, organizations, families, weddings and other ideas. Our websites and tools are all designed to work seamlessly on mobile devices, with a focus on performance, to enable websites to appear in search engine rankings.
Marketing. Our Websites + Marketing product line includes a range of marketing tools and services designed to help businesses acquire and engage customers and create content. These capabilities are available in an integrated offering with our website and commerce tools, or as a stand-alone for customers using other website content-management systems. The tools are designed for busy customers who may lack experience with online marketing, focusing on ease of use, mobile experience and delivering business results. For example, our mobile application, GoDaddy Studio (formerly Over), allows our customers to grow their brands by easily creating impactful visual content for almost any platform online. Search Engine Optimization helps our customers get their websites found on major search sites using a simple step-by-step wizard with targeted recommendations on which search phrases are most likely to drive traffic to a customer's site. Business listings capabilities bring business information to where customers are looking, including Meta (the parent company of Facebook, Instagram and WhatsApp) and Google My Business. Email marketing lets people build targeted campaigns, either from scratch or using website or commerce content.
Social Media Management. GoDaddy Social provides customers with a complete "do-it-for-me" service for managing engagement on the most popular social networks. This service combines dedicated teams of branding experts – photographers, writers, designers, marketers – with proprietary technology to manage activity on Meta (the parent company of Facebook, Instagram and WhatsApp), Twitter and Yelp, among others, to help our customers acquire new customers and build stronger relationships with their existing customers.
Business Applications
Our customers want to spend their time on what matters most to them, selling their products or services or helping their customers do the same. We provide them with productivity tools such as domain-specific email, second-line telephony, online storage and payment solutions to help run their ventures. We offer a variety of products designed to make the business of business easier for our customers. The products we offer include those developed in-house as well as third-party applications which we distribute and support, such as Microsoft Office 365. In 2021, 2020 and 2019, we derived approximately 19%, 18% and 17% of our total revenue, respectively, from sales of our business applications products.
Our primary business applications products are:
Microsoft Office 365. We offer fully-supported Microsoft Office 365 accounts that are easy to set up and use with our customers' domains. We offer Microsoft Office 365 in multiple plans ranging from email with calendar and contacts connected to a custom domain to a full suite of productivity tools, including file sharing and full desktop versions of Microsoft productivity applications, such as Outlook, Word, Excel and PowerPoint. For customers wanting to protect their email data, we offer an email backup service, and for customers needing to comply with regulatory requirements, we offer email add-on services such as HIPAA-enabled email, encryption services (in partnership with ProofPoint), archiving services (in partnership with Barracuda)

and advanced e-mail security. We help make Microsoft Office 365 installation easy, allowing customers to get up and running in minutes, including "do-it-for-me" migration services to move customers' existing email data to Office 365 accounts.
Email Accounts. We offer a range of email service plans with a multi-feature web interface that connects to our customers' domains. The pricing of these plans depends on the customer's desired amount of storage and number of email addresses. All of our email accounts are ad-free and include security functionality designed to provide protection from spam, viruses and other forms of online fraud, such as phishing.
Email Marketing. Our email marketing product helps customers market their businesses through permission-based email. Customers can easily create and send newsletters, targeted advertising campaigns, promotions and surveys as well as connect email campaigns with their social media networks and track the results of campaigns.
Telephony. We provide Internet-based telephone services, including virtual phone numbers and mobile applications that allow for separate business and personal communications from the same phone, single and multi-line VoIP phone systems, IP-enabled phones, virtual phone numbers, virtual receptionist services, customizable phone trees and follow-me call forwarding. These SmartLine plans can be accessed with either IP phones, traditional local or cellular telephone services.
Connected Commerce
Our customers want their customers to have an enjoyable and seamless shopping experience, through a connected commerce experience in store and online. Our commerce products are designed to help our customers set up an online store that is enabled for e-commerce, process all major forms of payment in store and online, manage their inventory across multiple marketplaces including their physical store, book appointments and get paid quickly for their customers' transactions. We seek to make it easy for our customers to sell in-person, on their websites, across major marketplaces and via the most popular social networks.
Our primary commerce products and services are:
Online Store. Our Websites + Marketing product includes online store capability, which allows our customers to transact business directly on their websites. The product is optimized for mobile shopping and secure checkout via credit card, GoDaddy Payments (including, Apple Pay and Google Pay), Square, Stripe or PayPal. Our online store allows customers to manage inventory and shipping and is integrated into our social and email marketing tools, to help customers generate more business.
Smart Point-of-Sale (POS) Systems. We offer two point-of-sale devices, a countertop Smart Terminal and a mobile Card Reader and web/desktop software for POS. We also offer inventory management and invoicing capabilities to our customers through the use of third party applications that seamlessly integrate with GoDaddy's POS system, giving small businesses the ability to sell, track and manage sales and inventory in store and online. GoDaddy's POS systems seamlessly integrate with GoDaddy's Online Store to unify in-person and online sales in one organized place—our new Commerce Hub.
GoDaddy Payments. As a "payment facilitator," GoDaddy Payments enables our customers to accept all major forms of payment, including Visa, MasterCard, American Express, Discover, and contactless payments including Apple Pay and Google Pay, with no long-term contracts or monthly minimums. This service enables our customers to be paid as early as the next business day in many cases. We collect a transaction fee of 2.3% for each retail POS transaction and a transaction fee of 2.3% + $0.30 for each online transaction.
Our Opportunity and Advantages
Our Opportunity—Empowering the Everyday Entrepreneur
Our customers represent a large and diverse market that we believe is fundamentally underserved by other Internet companies. The International Labour Organization, an agency of the United Nations, estimated in an October 2019 report that more than 90% of enterprises in many countries were small and medium size businesses (defined as having fewer than 250 employees). In the U.S., the U.S. Small Business Administration's Office of Advocacy indicated that there were approximately 32.5 million small businesses in the U.S. (based on the Census Bureau's 2018 Statistics of U.S. Businesses, which was the most recent data available as of publication of this report), and they were estimated to have represented approximately 43.5% of total U.S. gross domestic product (GDP) in 2014. Though these data points do not account for the impact of the COVID-19 pandemic on small and medium businesses, we believe the pre-pandemic data demonstrates a significant market exists for our products and services, and we believe our addressable market extends beyond small businesses and includes individuals and organizations, such as universities, community organizations, charities and hobbyists.
Our customers are consumers themselves, which makes them keenly aware of the need to have an impactful online presence. While our customers' needs change depending on where they are in their journey, the most common customer needs we serve include:
•Digital identity. Our customers want to develop a digital identity by finding a name that distinctly identifies their business, hobby or passion. We believe their digital identity includes not just a simple, mobile-enabled website, but the ability to get found across various search engines, social media platforms and vertical marketplaces. And while our customers' online identities start with creating and managing these points of presence, their identities are amplified through content generation and the ability to engage and transact online with their customers and audience.
•Ubiquitous presence. Ubiquitous presence represents the need of our customers to present themselves to their customers, which they do through an ever-expanding set of options across social media, marketing channels, email, marketplaces and through their website. Being able to seamlessly create and post content quickly is imperative. What it means for our customers to be online continues to evolve. Today, having an effective online presence often means having a combination of: (i) a secure and content-rich website viewable from any device; (ii) a presence on social media channels (e.g., Meta (the parent company of Facebook, Instagram and WhatsApp) and WeChat); (iii) getting found by search engines (e.g., Google); and (iv) being on: (a) an increasing number of horizontal marketplaces (e.g., Yelp and Eventbrite); (b) vertical marketplaces (e.g., Zillow, OpenTable and HomeAdvisor); and (c) e-commerce platforms (e.g., Amazon, eBay, Etsy).
•Connected commerce. Connected commerce recognizes that our customers need commerce to work seamlessly for them both offline and online. Our customers' customer expectations are set by how they engage with enterprise-grade experiences, which means they expect to be able to buy online and pick up in the store in a matter of minutes. A customer in the store expects to be recognized online seamlessly, while a customer online expects to transition to a store experience seamlessly. For service commerce entrepreneurs, their customers expect to find products and services online, engage through online messaging, book appointments digitally, and complete transactions in-person.
•Interacting with customers as they grow their business. Our customers need to communicate with their existing customers and find new ones across a landscape that is fragmented in both form and function. They have distinct needs in (i) branded email communication, originating with domain registration and email creation through an email client; (ii) online marketing in a variety of content types and channels; (iii) online commerce with reservation and scheduling, product catalogs and e-commerce and payment processing capabilities, including in-person point-of-sale payment processing; (iv) messaging capabilities across SMS, Facebook Messenger, WhatsApp and other platforms; (v) email marketing for audience engagement; and (vi) telephony, for inbound and outbound voice communication. Surrounding these channels and tactics, our customers also need easy-to-use tools to run their businesses.
•Technology that is reliable, secure, performance enhancing and evolves with their needs. Our various customer types need a simple platform and set of tools enabling their domain, website, marketing and commerce solutions to easily work together as their ideas grow and become more complex. The right platform can meet the needs of entrepreneurs, who may not be technologically savvy, and our Partners, who have more complex requirements, as well as the range of customers in between who have varying needs and levels of sophistication. All the while, our customers expect reliable products and want to be confident their digital presence is secure, even as they insert customization that can create vulnerabilities. Our customers work on their ideas whenever and however they can and need solutions fitting their lifestyle and schedule.
•Connecting with a real person when they need help. Our customers sometimes need guidance to set up a website, launch a new feature or try something new. They need real people who are available 24/7/365 and in the manner that works best for them, whether by phone, by chat or in community forums. In addition to guiding our customers along the way, we also provide support by handling the most difficult and arduous tasks for them through a collection of managed service offerings.
•Affordable solutions. Our customers often have limited financial resources and are unable to make large, upfront investments in the latest technology. Our customers need affordable solutions to level the playing field with the tools to look and act like bigger ventures.

Serving these customer needs creates a deep relationship, where we are looked to as not just a solution provider, but also a guide and partner to their entrepreneurial journey. This makes for a favorable business and economic model, aligning the interests of GoDaddy and our customers.
Our Advantages
Our customers have many roles in their venture; they simultaneously run marketing, accounting, service delivery operations, customer service, people operations and many other tasks. Time is their most valuable resource and complexity is their hindrance; our customers want an impactful online presence, but may not have the time and skills to make that happen. Our goal is to be a trusted partner to these entrepreneurs, bringing together the technology, ease of use and care necessary to bring their ideas to life online. We believe the following strengths provide us with competitive advantages in serving these needs:
Global Brand Awareness. We have a global brand with high awareness and the ability to leverage our brand with new categories, which is a competitive advantage when customers search for solutions. We have over 21 million paying customers. We have 55 global sites and in 2021, 45% of our customer base and a third of our revenue derived from our international presence. Our customers value our suite of products - over 84 million domains, 12% of the application-built websites in the world and over 10 million mailboxes - resulting in greater than 85% customer retention rates. Our email penetration rates continued to grow reaching 25% of GoDaddy customers in 2021, and Websites + Marketing has grown share by 40% in the last 3 years.
Seamlessly Intuitive Experiences. Our customers often self-identify as non-technical and inexperienced in areas such as marketing, content creation and customer management. Because they may lack the expertise to take full advantage of powerful tools, customers may be overwhelmed as they attempt to bring their idea online.
We believe the solution to this complexity is to radically simplify our solutions and services into seamlessly intuitive experiences. GoDaddy has the two leading website building CMSs, Managed WordPress and Websites + Marketing. With Managed WordPress, we have dramatically reduced the complexity of provisioning, managing and customizing the WordPress CMS by wrapping it with our own security tools (WAF, CDN and SSL), design tools, plug-in pre-installs at initiation and automatic, managed updates. With Websites + Marketing, our own captive CMS, we incorporate seamlessly intuitive experiences by uniting marketing, content, commerce and customer management tools into a single experience.
We also seek to leverage data and insights to personalize the products and experiences of our customers as well as tailor our solutions and marketing efforts to each of our customer groups. We constantly seek to improve our website, marketing programs and customer care to intelligently respond to each stage of our customers' lifecycles and identify their specific product needs. This allows us to interact more frequently with our customers. We intend to continue investing in our technology and data platforms to further enable our personalization efforts.
Sage Guidance. Our customers deeply value expertise and know-how, which has been part of the GoDaddy DNA through our GoDaddy Guides since our founding. Our customers' needs are highly individualized and unique to their ventures, which makes operating a guidance experience – at scale – a substantial form of differentiation.
In recent years, we have extended this competency into several new interfaces and subject matters. These interfaces allow us to take learnings and insights gained from customer interactions to build and grow our product and service offerings and drive more thoughtful engagements for our customers. For example, within our Websites + Marketing platform, we are now creating customized action plans for our customers as they seek to market their businesses in a number of different channels based on the type of their venture and their geography. Additionally, within our Websites + Marketing platform we recently launched an in-editor chat experience with our GoDaddy Guides, who are able to strategically assist our customers through aesthetic decisions and help them with technical challenges. And finally, we have significantly increased the training and engagement content available to our customers, through a number of different content forums and across platforms like YouTube and Instagram.
Exponential Power of our Community. GoDaddy is a large aggregator of paying small businesses and ventures in the world, with a wealth of diversity across industry verticals, life stages, levels of sophistication and geographies. Our customers gain valuable insights when they are able to share experiences and skills, but the challenge is that the exchange of information is cumbersome. We aim to activate our community and lower the barriers for connection, for the betterment of our customers. This occurs in discreet areas of our business today – such as in our domain aftermarket and GoDaddy Websites + Marketing's InSight platform – and it is something in which we continue to invest in with our other products and services.

Operations
Human Capital
Our people embody the same grit and determination as our customers. Our world-class engineers, designers, marketers and GoDaddy Guides share a passion for technology and its ability to change our customers' lives. We value hard work, extraordinary effort, living passionately, taking intelligent risks and working together toward successful customer outcomes. Our relentless pursuit of building value and doing right for our customers has been a crucial ingredient of our growth.
As of December 31, 2021, we had 6,611 employees worldwide, including 3,073 GoDaddy Guides, 2,098 in technology and development, 597 in marketing and advertising and 843 in general and administrative. Approximately 2,900 of our GoDaddy Guides are located in international markets, most significantly in India, the Philippines, Spain, Colombia and Mexico, and are directly employed by third-party partners while dedicated to GoDaddy on a full-time basis. A majority of our employees are based in the U.S. and Europe. None of our U.S. employees are represented by a labor union or are party to any collective bargaining agreement in connection with his, her or their employment with us. Certain of our employees in Germany are represented by employee works councils and some other internationally based employees are represented by worker representatives in accordance with local regulations.
At GoDaddy, we strive for a workplace culture where everyone has the opportunity to thrive. We support this goal by focusing on key human capital initiatives including:
•Pay Equity. We actively work to attract a diverse employee population and are committed to providing equitable opportunity in all aspects of employment. For the past seven years, we have published an annual diversity and pay equity report and, according to our analysis, we believe we have paid men and women substantially the same for performing similar jobs across the company for all entities included in the analysis. In 2017, we began reporting on our pay practices across U.S. based minority and non-minority employee populations and have reported each year that we believe, based on such data, that we have paid minorities and non-minorities substantially the same for performing similar jobs across the company.
•Diversity, Inclusion and Belonging. Not only are we committed to increasing workforce diversity, but we have launched various initiatives to further our goal of being a more diverse, inclusive and equitable workplace. We have several Employee Resource Groups (ERGs), which are employee-led groups formed around a common interest. Our ERGs play a critical role in fostering diversity, inclusion and belonging within GoDaddy. They help drive GoDaddy's vision, mission, values and strategic direction in the areas of recruitment and retention, learning and development and business/community development outreach. In addition, we actively work to eliminate unconscious bias in our company by providing training and recognizing and combating unconscious bias in our hiring, performance review and promotion processes. We also received perfect scores on the 2019, 2020, 2021 and 2022 Corporate Equality Index administered by the Human Rights Campaign Foundation.
•Learning and Professional Development. We are committed to providing fulfilling career development opportunities for our employees. We offer extensive classes to our employees spanning leadership, sales, service and technology through e-learning, instructor-led content classes, video based and blended platforms. For our GoDaddy Guides, we offer continuing education and training programs that are immersive with environments, technology, and tools that enable active learning.
•Employee Engagement. We conduct an annual employee engagement survey, GoDaddy Voice. Over 90% of our employees participated in the survey in 2021. Approximately 92% of survey respondents feel empowered to bring their authentic selves to work and 94% believe their colleagues treat each other with respect. Additionally, we monitor employee responses to ensure employees feel connected and engaged with GoDaddy's mission, our customers and their own teams.
•Community Investment. Our social impact work, overseen by our GoDaddy for Good team, is an extension of our company vision and mission. Through our global volunteer and matching programs, we enable our employees to volunteer in their communities with paid time off, and we match employee donations to qualifying nonprofits of choice up to $1,500 per employee per year or country equivalent. In addition, our employees can earn funds for nonprofits they volunteer with through our volunteer rewards program.

Technology and Infrastructure
Our products, customer experiences and business systems are enabled by our technology and infrastructure to ensure scalability, security and flexibility. Technology and development expenses, including those expenses related to our technology platform, were $706 million, $560 million and $493 million in 2021, 2020 and 2019, respectively. During the five years ended December 31, 2021, we invested to support our growth with $2,549 million in technology and development expenses. The growth in our technology and development expenses has been driven primarily by our focus on enhancing customer experiences through the use of software-driven products. Additionally, we offer Domain Registry and Corporate Domains solutions to our customers. We have built a scalable infrastructure platform allowing us to optimize for economies of scale and enable next-generation hosting architecture for our customers, while investing in faster, denser and more efficient data centers, improved network connectivity and improved resiliency, both domestically and internationally.
We aim to provide a reliable and secure global platform and infrastructure. Our investments in technology, including engineers, patents, online security, customer privacy, reliable infrastructure and data science capabilities, enable us to innovate and deliver personalized solutions to our customers. Our API-driven technology platform is built on state-of-the-art, open source technologies like Hadoop, OpenStack and other large-scale, distributed systems. Additionally, our platform allows our developers to create new and enhanced products or product features assembled from common building blocks leading to faster deployment cycles. We believe our products work well together and are more valuable and easier to use together than if our customers purchased them individually from other companies and tried to integrate them. As of December 31, 2021, we had 2,098 employees in technology and development, 314 issued patents and 124 pending patent applications in the U.S.
Physical Infrastructure and Management
Our physical technology infrastructure supports our products, experiences and business systems through servers located in data centers around the world. As the world's largest managed authoritative DNS provider and a leading website hosting platform, we invested significantly in our peering architecture and underlying infrastructure management to handle significant Internet traffic at low bandwidth costs. We invested in the automation of common physical data center components like servers, load balancers, switches and storage and, we use open source solutions when possible to automate manual processes and thereby reduce the risk of human error and lower costs. Additionally, we are beginning to use a single automated infrastructure based on OpenStack to enable next-generation services. We continue to migrate most of our non-hosting products and internal systems to AWS, which has accelerated our ability to provide speed and reliability in both our product and customer experiences. These efforts and our large technology infrastructure footprint allow us to scale and provide our customers with valuable products at affordable prices.
Customer Experience and Business Systems
Our platform provides our customers fast, simple and customer-centric products across the globe, by allowing us to easily and quickly build and deploy new products incorporating our data insights. Our investments in our platform capabilities include the following:
E-commerce Platform and Application Services. While we continue to use our existing platform, we have developed and begun to implement a new e-commerce platform. We expect this new platform to enhance our value proposition to our customers by offering comprehensive, flexible and integrated solutions that can be rapidly scaled up or down, used across multiple platforms and integrated with third-party offerings. Both our existing and new platforms also allow resellers to easily sell our products, thereby broadening our distribution channels. We seek to continuously launch new and relevant applications and streamline our existing offerings in order to provide the best user experience to our customers.
Data Platform. Our horizontal data platform helps us be a trusted source of data about our customers and their online ideas through accurate, meaningful and easily consumable data insights, which allows us to build best-in-class, personalized experiences for our customers. Our data platform is key to helping us deepen our customer and business insights; these insights enable innovation through instrumentation, experimentation and analysis.
Content and Marketing Platform. Our content and marketing platforms leverage the latest technology, operational and production models that enable us to deliver customer-centric digital experiences at an accelerated pace through multiple touchpoints and channels. Our content platform and content creation processes help us realize efficiencies and scalability, which enhance our ability to drive new, high-quality products and customer experiences to market faster. We are focused on driving advancements in experimentation, the speed and volume of content creation, localization and content self-service, while ensuring platform availability and performance. We are also delivering new engagement marketing capabilities that improve business effectiveness and customer experiences.
Enterprise Operations. We recently implemented an enterprise resource planning (ERP) platform across our human capital management operations and financial and procurement operations; we continue to make improvements to these systems as needed.
Product Development
We invested heavily in our product development teams as we expanded the ways we serve our customers to adjust to their changing needs from primarily domain name registration and hosting to a broader spectrum of offerings. Our primary website building products (Websites + Marketing and Managed WordPress), website security suite, email offerings (Microsoft Office 365 and Open X-change), commerce and domain aftermarket each represent significant need states that are complementary to our long-standing offerings and benefit from our strengths as a company in human-infused technology. Our product development investments have grown at a significantly higher rate than our physical infrastructure and business system expenses, reflecting our expanding role in enabling our customers' success with a powerful digital presence. Our key product development initiatives include:
Powering a Simple and Effortless Presence. We offer a range of products and services that help our customers get their ideas online. Websites + Marketing combines a mobile-optimized website builder with an integrated set of marketing and e-commerce tools to help our customers create an audience for their idea or business, enabling them to design a professional website in under an hour. We continue to invest in Websites + Marketing and other tools, templates and technology to make building, maintaining and updating a professional looking mobile or desktop presence simple and easy. In 2020, we introduced GoDaddy Studio (formerly Over), a web and mobile app that empowers everyday entrepreneurs to create visual content by customizing templates we provide or creating from scratch with simple design tools. Additionally, we are investing in products to help our customers drive their customer acquisition, retention and communication efforts by managing their presence across search engines, social networks and vertical marketplaces and keep their online presence and information secure.
Making the Business of Business Easy. Our business applications range from domain-specific email and email marketing to telephony services and payment tools to help our customers communicate with their customers and grow their ideas. In April 2021, we acquired Re:amaze, a communications platform to help small businesses support, engage and convert customers through email, text, online chat, social media, voice and video conversations. We intend to continue investing in the breadth of our product offerings to help our customers connect with their customers and run their ventures.
Delivering the Next Generation of Naming. The first generation of naming included a limited set of gTLDs, such as .com and .net, and ccTLDs, such as .uk and .in. Hundreds of new gTLDs were introduced in 2013 through the Expansion Program, expanding the available inventory for us and our customers. Through GoDaddy Registry, we operate back-end registry management for more than 215 TLDs. Additionally, we have invested to expand the secondary market to help match buyers to sellers who already own domains. Our GoDaddy Investor mobile application helps investors watch and bid on domains at auction and stay on top of current bids from their mobile devices. We continue to invest in search, discovery and recommendation tools and transfer protocols for both primary and secondary domains.
Partnering Up. Our flexible platform also enables us to acquire companies and quickly launch new products for our customers, including through partnerships such as Microsoft Office 365 for email. We have also acquired companies and technologies to complement our product and service offerings and expand our geographic footprint. We intend to continue identifying value-added technology acquisition targets and partnership opportunities.
Helping customers sell anything anywhere. Our commerce solutions are designed to enable customers to seamlessly sell both online and offline. In 2021, we launched several commerce solutions including:
•Two POS devices, the Smart Terminal and mobile Card Reader that allow customers to sell, track and manage their sales both online and offline;
•GoDaddy Payments, a payments solution that enables GoDaddy Websites + Marketing and Managed WordPress WooCommerce customers to handle all of their commerce transactions directly through GoDaddy;
•WooCommerce payments extensions that give merchants the ability to easily and securely accept any major credit or debit card for transactions on sites built with WooCommerce and WordPress; and

•Commerce Hub which helps our customers easily manage and track every sale they make, whether that takes place online, offline, or more commonly in today's landscape, a hybrid of the two.
In the future we will continue to innovate in commerce solutions that are easy-to-use, allow our customers to sell anywhere and at industry-low pricing.
Marketing
We believe GoDaddy is one of the most recognized Internet brands in the U.S. with increased awareness globally. We have established this high level of brand awareness primarily through our advertising campaigns across various platforms including television commercials, print, online and billboards, and have supplemented these advertising campaigns with athlete, celebrity sponsorships and social media influencers. Over the five years ended December 31, 2021, we have invested $1,833 million in marketing and advertising expenses. Our strong brand has helped us attract and retain 21.2 million customers as of December 31, 2021. We intend to continue investing in our brand as we seek to further grow our total customers, particularly internationally. Customer referrals are another highly efficient and cost-effective channel for acquiring customers.
We complement our brand marketing efforts with focused and metric-driven direct response marketing to acquire new customers. We use a variety of targeted online marketing programs for lead generation, including search engine marketing, search engine optimization and targeted email and social media marketing campaigns, as well as more traditional direct marketing and indirect channel partner marketing programs, to drive interest in our products and traffic to our websites. As part of this effort, we regularly run campaigns simultaneously and constantly refine our media mix across our channels.
Central to our international strategy is a philosophy of localizing our product offerings and customer experience and deploying them through our global infrastructure. As of December 31, 2021, we had over 9.6 million customers outside of the U.S. and derived approximately 32%, 32% and 33% of our total bookings from international sales in 2021, 2020 and 2019, respectively. We have built a dedicated team responsible for the internationalization and localization of our core product offerings as well as our customer care and marketing efforts.
In conjunction with our localization efforts, we added on-the-ground regional teams and increased our country and regional specific marketing spend. These investments enabled us to successfully launch and expand our business outside the U.S. and as of December 31, 2021, we provided localized products and customer care in 55 markets around the world. We took a rigorous approach to managing the level of investment we expect to make in each geographic market we enter based on a market tier approach. We expect to continue to expand internationally, growing our share and increasing penetration of the international markets we have entered in recent years.
Competition
We provide cloud-based solutions enabling individuals, businesses and organizations to establish an online presence, connect with customers and manage their ventures. The market for providing these solutions is highly fragmented and competitive. These solutions are also rapidly evolving, creating opportunity for new competitors to enter the market with point-solution products or address specific segments of the market. In some instances, we have commercial partnerships with companies with which we also compete. Given our broad product portfolio, we compete with niche point-solution products and broader solution providers. Our competitors include providers of:
•domain registration services and web-hosting solutions such as Donuts, United Internet, Namecheap, Newfold Digital, Automattic and WP Engine;
•website creation and management solutions such as Shopify, Squarespace and Wix;
•commerce capabilities such as Square, BigCommerce, Stripe and PayPal;
•cloud-infrastructure services and online security providers such as CloudFlare, Comodo, Let's Encrypt, LiquidWeb and SiteGround;
•alternative web presence, social platform and marketing solutions such as Amazon, Google, Meta (the parent company of Facebook, Instagram and WhatsApp), MindBody, Toast, TikTok, OpenTable and Yelp; and
•productivity tools such as business-class email, calendaring and messaging such as Google, Grasshopper, Microsoft, WeChat, WhatsApp and Zoho.

We believe the principal competitive factors include: product capabilities meeting customer requirements, a secure, reliable and integrated technology platform, cost-effective customer acquisition, brand awareness and reputation, customer service and support and overall customer satisfaction. We believe we compete favorably with respect to each of these factors. For additional information, see "Risk Factors."
Regulation
Our business is subject to regulation by the Internet Corporation for Assigned Names and Numbers (ICANN), federal and state laws in the U.S. and the laws of other jurisdictions in which we do business.
ICANN. The registration of domain names is governed by ICANN, a multi-stakeholder private sector, not-for-profit corporation formed in 1998 for the express purposes of overseeing a number of Internet related tasks, including management of the DNS, allocation of IP addresses, accreditation of domain name registrars and registries and the definition and coordination of policy development for all of these functions. We are accredited by ICANN as a domain name registrar and registry and thus our ability to offer domain name registration products is subject to our ongoing relationship with, and accreditation by, ICANN. The regulation of Internet domain names in the U.S. and in foreign countries is subject to change.
ccTLD Authorities. The regulation of ccTLDs is governed by national regulatory agencies of the country underlying the specific ccTLDs, such as the U.S. (.us), Colombia (.co), China (.cn), Canada (.ca) and the UK (.uk). Our ability to sell ccTLDs is dependent on our and our partners' abilities to maintain accreditation in good standing with these various international authorities.
Advertising and promotional information presented on our websites and in our products, and our other marketing and promotional activities, are subject to federal and state consumer protection laws regulating unfair and deceptive practices. U.S. federal, state and foreign legislatures have also adopted laws and regulations regulating numerous other aspects of our business. Regulations relating to the Internet, including laws governing online content, user privacy and data protection, automatic renewal laws, taxation, liability for third-party activities, are particularly relevant to our business. A sample of such laws and regulations is discussed below.
Communications Decency Act (CDA). The CDA regulates content of material on the Internet, and provides immunity to Internet service providers and providers of interactive computer services for certain claims based on content posted by third parties. The CDA and the case law interpreting it generally provide that domain name registrars and website hosting providers cannot be liable for defamatory or obscene content posted by customers on registrars' servers unless they participate in creating or developing the content. The Stop Enabling Sex Traffickers Act (SESTA) and Allow States and Victims to Fight Online Sex Trafficking Act of 2017 (FOSTA), which became effective in April 2018, amend certain portions of the CDA, which may limit the immunity previously available to us under the CDA.
Digital Millennium Copyright Act (DMCA). The DMCA provides domain name registrars and website hosting providers a safe harbor from liability for third-party copyright infringement. To qualify for the safe harbor, however, registrars and website hosting providers must satisfy numerous requirements, including adopting a user policy providing for termination of service access of users who are repeat infringers, informing users of this policy and implementing the policy in a reasonable manner. In addition, registrars and website hosting providers must expeditiously remove or disable access to content upon receiving a proper notice from a copyright owner alleging infringement of its protected works. A registrar or website hosting provider failing to comply with these safe harbor requirements may be found liable for copyright infringement.
Anti-Cybersquatting Consumer Protection Act (ACPA). The ACPA was enacted to address piracy on the Internet by curtailing a practice known as "cybersquatting," or the bad-faith registration of a domain name identical or similar to another party's trademark, or to the name of another living person, in order to profit from that name or mark. The ACPA provides that registrars may not be held liable for damages for registration or maintenance of a domain name for another person absent a showing of the registrar's bad faith intent to profit. Registrars may, however, be held liable if their activities are deemed outside the scope of basic registrar functions.
Lanham Act. The Lanham Act governs trademarks and false advertising. Case law interpreting the Lanham Act has limited liability for many Internet service providers such as search engines and domain name registrars. Nevertheless, there is no statutory safe harbor for trademark violations comparable to the provisions of the DMCA, and we may be subject to a variety of trademark claims in the future.

Privacy and Data Protection. In the areas of personal privacy and data protection, the U.S. federal and various state and foreign governments have adopted or proposed limitations on, and requirements associated with, the collection, distribution, use, storage and security of personal information of individuals. In addition, in several jurisdictions in which we operate, data protection is more highly regulated and rigidly enforced. For example, the European Union (E.U.) has enacted the General Data Protection Regulation (GDPR), superseding the 1995 European Union Data Protection Directive. The GDPR includes stringent operational requirements for processors and controllers of EU personal data with broad extra-territorial effect and imposes significant penalties for non-compliance. As we continue to expand our operations in Europe and elsewhere, we expect compliance with these regulatory schemes to be more burdensome and costly for us. In addition, California enacted the California Consumer Privacy Act (CCPA) in 2018 (effective January 1, 2020), which was further modified by the passage of the California Privacy Rights Act (CPRA) in the November 2020 election. The CCPA, as modified, requires covered companies to provide new disclosures to California consumers and afford such consumers new abilities to opt-out of certain sales of personal information.
Payments Regulation. Various U.S. federal, state and international laws and regulations govern the payments industry, including the Bank Secrecy Act of 1970 and state money transmitter licensing laws. Our payments services may be or become subject to regulation by authorities, which would subject us to, among other things, (i) record-keeping, reporting and bonding requirements, (ii) limitations on the investment of customer funds and (iii) inspection by state and federal regulatory agencies. In order to offer retail point-of-sale solutions that connect to payment networks, retail point-of-sale providers must certify their products and services with the payment card networks, financial institutions and payment processors, as well as comply with government and telecommunications company regulations including those imposed by the U.S. Federal Communications Commission (FCC) and similar telecommunications authorities worldwide.
Laws and regulations relating to our activities are unsettled in many jurisdictions, and may prove difficult or impossible to comply with in some jurisdictions. Additionally, federal, state, local and foreign governments are also considering legislative and regulatory proposals that would regulate the Internet and our activities in more and different ways than exist today. It also is impossible to predict whether new taxes will be imposed on our services, and depending upon the type of such taxes, whether and how we would be affected. Laws and regulations in the U.S. or in foreign jurisdictions may be applied in new or different manners in pending or future litigation. Further, other existing bodies of law, including the criminal laws of various jurisdictions, may be deemed to apply to our activities, or new statutes or regulations may be adopted in the future.
Intellectual Property and Proprietary Rights
Our intellectual property and proprietary rights are important to our business. We rely on a combination of trademark, patent, copyright and trade secret laws, confidentiality and access-related procedures and safeguards and contractual provisions to protect our proprietary technologies, confidential information, brands and other intellectual property.
As of December 31, 2021, we had 314 issued patents in the U.S. covering various aspects of our product offerings. Additionally, as of December 31, 2021, we had 124 pending U.S. patent applications and intend to file additional patent applications in the future.
We have non-disclosure, confidentiality and license agreements with employees, contractors, customers and other third parties, which limit access to and use of our proprietary information. Though we rely in part upon these legal and contractual protections, as well as various procedural safeguards, we believe the skill and ingenuity of our employees, the functionality and frequent enhancements to our solutions and our ability to introduce new products and features meeting the needs of our customers are more important to maintaining our competitive position in the marketplace.
We have an ongoing trademark and service mark registration program pursuant to which we register our brand names and product names, taglines and logos in the U.S. and other countries to the extent we determine appropriate and cost-effective. We also have common law rights in some unregistered trademarks that were established over years of use. In addition, we have a trademark and service mark enforcement program pursuant to which we monitor applications filed by third parties to register trademarks and service marks that may be confusingly similar to ours, as well as the use of our major brand names in social media, domain names and other Internet sites.
Corporate Information
We were incorporated in Delaware on May 28, 2014. Our principal executive offices are located at 2155 E. GoDaddy Way, Tempe, Arizona 85284 and our telephone number is (480) 505-8800.

Available Information
Our website is located at www.godaddy.com and our investor relations website is located at investors.godaddy.net. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Proxy Statements are available through our investor relations website, free of charge, as soon as reasonably practicable after we file them with the SEC. We also provide a link to the section of the SEC's website at www.sec.gov that has all of the reports, proxy and information statements we file or furnish with the SEC.

Part II.
Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes included in "Financial Statements and Supplementary Data." Some of the information contained in this discussion and analysis, including information with respect to our plans and strategies for our business, includes forward-looking statements involving significant risks and uncertainties. As a result of many factors, such as those set forth in "Risk Factors," actual results may differ materially from the results described in, or implied by, these forward-looking statements.
This section generally discusses 2021 and 2020 items and year-to-year comparisons between 2021 and 2020. Discussion of 2019 items and comparisons between 2020 and 2019 that are not included in this Form 10-K, can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 2020.
(Throughout the tables and this discussion and analysis, dollars are in millions, excluding average revenue per user (ARPU), and shares are in thousands.)
COVID-19 Pandemic
We have implemented a variety of measures to attempt to minimize the impact of the ongoing COVID-19 pandemic on our business, to ensure the availability and functioning of our critical infrastructure and to promote the safety and security of our employees. These measures have included remote working arrangements for nearly all of our workforce since March 2020 and safety protocols for any on-site personnel in accordance with federal, state and local regulations. In late 2021, we reopened certain offices and allowed employees to return to such offices on a voluntary basis. We expect to do this for other offices and employees in 2022. Incremental costs of these remote working arrangements have not been material, though such arrangements have increased the risk of cybersecurity incidents as individuals have been working through less secure network connections.
While the pandemic has not had a material impact on our results of operations so far, the extent to which it may impact our future results and operations will depend on future developments, including: (i) the duration of the pandemic; (ii) the widespread distribution and long-term efficacy of vaccines and the availability of effective treatments; (iii) the duration and parameters of global governmental measures put in place to control the spread of the virus; and (iv) the continuing economic impact of the pandemic. We are actively monitoring the pandemic and the potential impacts it may have on our financial position, results of operations and cash flows in the future. See "Risk Factors" for additional information.
Overview
We are a global leader in serving a large market of everyday entrepreneurs, delivering simple, easy-to-use products, and outcome-driven, personalized guidance to small businesses, individuals, organizations, developers, designers and domain investors. We manage and report our business in the following two segments:
•Applications and Commerce (A&C), which primarily consists of sales of third-party email and productivity solutions, products containing proprietary software and commerce products as well as sales of certain products when they are included in bundled offerings of our proprietary software products.
•Core Platform (Core), which primarily consists of sales of domain registrations and renewals, aftermarket domain sales, website hosting products and website security products when not included in bundled offerings of our proprietary software products as well as sales of products not containing a software component.
We serve several customer populations: Independents, Partners, Domain Registrars and Investors, other Registrars and Corporate Domain Portfolio owners. While these customer populations tend to utilize many of the same GoDaddy product offerings, we consider the meaningful differences in their journeys, what they value, their ultimate goals and how they communicate with the rest of the world and aim to provide, and establish, solutions that address these differences. We are the global market leader in domain registration. As of December 31, 2021, approximately 89% of our customers had purchased a domain from us and we had 84.4 million domains under management. Based on information reported in VeriSign's Domain Name Industry Brief, we had over 23% of the world's domains registered as of September 30, 2021.

We also offer hosting, presence and business applications products and services (products) enhancing our value proposition by enabling our customers to create, manage and syndicate their, or their customers', digital identities. These products are often purchased in conjunction with, or subsequent to, an initial domain registration. As we have grown, these products have become increasingly important parts of our business, constituting approximately 53% of total revenue in 2021.
Financial Highlights
Below are key financial highlights for 2021, with comparisons to 2020.
•Total revenue of $3,815.7 million, an increase of 15.0%, or approximately 14.4% on a constant currency basis(1).
•International revenue of $1,270.8 million, an increase of 15.0%, or approximately 13.2% on a constant currency basis(1).
•Total bookings(2) of $4,231.7 million, an increase of 12.1%, or approximately 11.2% on a constant currency basis(1).
•Operating income of $382.1 million, an increase of 40.4%.
•Net cash provided by operating activities of $829.3 million, an increase of 8.5%.
(1) Discussion of constant currency is set forth in "Quantitative and Qualitative Disclosures about Market Risk."
(2) A reconciliation of total bookings to total revenue, its most directly comparable GAAP financial measure, is set forth in "Reconciliation of Bookings" below.
Our Financial Model
We have developed a stable and predictable business model driven by efficient customer acquisition, high customer retention rates and increasing lifetime spend. We grew our total customers from 18.5 million as of December 31, 2018 to 21.2 million as of December 31, 2021, through a combination of our industry leading products built on a cloud platform, brand advertising, direct marketing efforts, customer referrals, world-class customer care and acquisitions. In each of the five years ended December 31, 2021, our customer retention rate exceeded 85%, and in 2021, our retention rate for customers who had been with us for over three years was more than 93%. We believe the breadth and depth of our product offerings and the high quality and responsiveness of our customer care team build strong relationships with our customers and are key to our high level of customer retention.
We generate bookings and revenue from sales of product subscriptions, including domain products, hosting and presence products and business applications products as well as from aftermarket domain sales. We offer our subscriptions on a variety of terms, which average approximately one year, but can range from monthly to multi-annual terms of up to ten years depending on the product. We monitor total bookings as we typically collect payment at the time of sale and generally recognize revenue ratably over the term of our customer contracts. Accordingly, we believe total bookings is an indicator of the expected growth in our revenue and is a supplemental measure of the operating performance of our business. See "Reconciliation of Bookings" below for a reconciliation of total bookings to total revenue.
Domains. We generated 47% of our 2021 total revenue from the sale of domain products, primarily from domain registrations and renewals, aftermarket domain sales and domain add-ons such as domain protection. Total revenue from domain products grew at a compound annual growth rate (CAGR) of 14.0% over the three years ended December 31, 2021.
Hosting and Presence. We generated 34% of our 2021 total revenue from the sale of hosting and presence products, primarily from a variety of website hosting products, website building products and website security products, which generally have higher margins than conventional domain registrations. Total revenue from hosting and presence products grew at a CAGR of 8.0% over the three years ended December 31, 2021.
Business Applications. We generated 19% of our 2021 total revenue from the sale of business applications products, primarily from third-party productivity applications, which generally also have higher margins than conventional domain registrations. Total revenue from business applications products grew at a CAGR of 19.6% over the three years ended December 31, 2021.
Revenue derived from each of our product categories has increased in each of the last three years, with many of our non-domains products growing faster in recent periods.

In each of the five years ended December 31, 2021, greater than 85% of our total revenue was generated by customers who were also customers in the prior year. To track our growth and the stability of our customer base, we monitor, among other things, revenue, retention rates and ARPU generated by our annual customer cohorts over time, as well as corresponding marketing and advertising spend. We define an annual customer cohort to include each customer who first became a customer during a calendar year. For example, in 2014, we acquired 2.9 million gross customers, who we collectively refer to as our 2014 cohort, and spent $165 million in marketing and advertising expenses. By the end of 2021, the 2014 cohort had generated an aggregate of approximately $1.7 billion of total bookings and we expect this cohort will continue to generate bookings and revenue in the future. For the five years ended December 31, 2021, the average annual revenue retention rate of the 2014 cohort was more than 98%, which is calculated by averaging the ratio of the cohort's annual revenue for each of the five years to its annual revenue for each respective preceding year. Over this period, ARPU for the 2014 cohort grew from $106 in 2016 to $197 in 2021, representing a CAGR of 13%. We selected the 2014 cohort for this analysis because we believe it is representative of the spending patterns and revenue impact of our other cohorts. We believe our cohort analysis is important to illustrate the long-term value of our customers.
Results of Operations
The following table sets forth our results of operations for the periods presented and as a percentage of our total revenue for those periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

	Year Ended December 31,
	2021		2020		2019
	$	% of Total Revenue	$	% of Total Revenue	$	% of Total Revenue
Revenue:
Domains	$1,809.9	47.4%	$1,515.1	45.7%	$1,351.6	45.2%
Hosting and presence	1,283.4	33.7%	1,200.6	36.2%	1,126.5	37.7%
Business applications	722.4	18.9%	601.0	18.1%	510.0	17.1%
Total revenue	3,815.7	100.0%	3,316.7	100.0%	2,988.1	100.0%
Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	1,372.2	36.0%	1,158.6	34.9%	1,026.8	34.3%
Technology and development	706.3	18.5%	560.4	16.9%	492.6	16.5%
Marketing and advertising	503.9	13.2%	438.5	13.2%	345.6	11.6%
Customer care	306.1	8.0%	316.9	9.6%	348.7	11.7%
General and administrative	345.8	9.1%	323.8	9.8%	362.1	12.1%
Restructuring and other	(0.3)	—%	43.6	1.3%	—	—%
Depreciation and amortization	199.6	5.2%	202.7	6.1%	209.7	7.0%
Total costs and operating expenses	3,433.6	90.0%	3,044.5	91.8%	2,785.5	93.2%
Operating income	382.1	10.0%	272.2	8.2%	202.6	6.8%
Interest expense	(126.0)	(3.3)%	(91.3)	(2.8)%	(92.1)	(3.1)%
Loss on debt extinguishment	—	—%	—	—%	(14.8)	(0.5)%
Tax receivable agreements liability adjustment	—	—%	(674.7)	(20.3)%	8.7	0.3%
Other income (expense), net	(2.5)	(0.1)%	(1.6)	—%	22.0	0.7%
Income (loss) before income taxes	253.6	6.6%	(495.4)	(14.9)%	126.4	4.2%
Benefit (provision) for income taxes	(10.8)	(0.3)%	1.3	—%	12.0	0.4%
Net income (loss)	242.8	6.3%	(494.1)	(14.9)%	138.4	4.6%
Less: net income attributable to non-controlling interests	0.5	—%	1.0	—%	1.4	—%
Net income (loss) attributable to GoDaddy Inc.	$242.3	6.3%	$(495.1)	(14.9)%	$137.0	4.6%

Operating Metrics
In addition to our results determined in accordance with GAAP, we believe the following operating metrics are useful as supplements in evaluating our ongoing operational performance and help provide an enhanced understanding of our business:

	Year Ended December 31,
	2021	2020	2019
Total bookings	$4,231.7	$3,775.5	$3,401.2
Total customers at period end (in thousands)	21,233	20,646	19,274
Average revenue per user	$182	$166	$158
Total bookings. Total bookings represents cash receipts from the sale of products to customers in a given period adjusted for products where we recognize revenue on a net basis and without giving effect to certain adjustments, primarily net refunds granted in the period. Total bookings provides valuable insight into the sales of our products and the performance of our business since we typically collect payment at the time of sale and recognize revenue ratably over the term of our customer contracts. We report total bookings without giving effect to refunds granted in the period because refunds often occur in periods different from the period of sale for reasons unrelated to the marketing efforts leading to the initial sale. Accordingly, by excluding net refunds, we believe total bookings reflects the effectiveness of our sales efforts in a given period.
Total customers. We define a customer as an individual or entity, as of the end of a period, having an account with one or more paid product subscriptions. A single user may be counted as a customer more than once if they maintain paid subscriptions in multiple accounts. Total customers is one way we measure the scale of our business and is an important part of our ability to increase our revenue base.
Average revenue per user. We calculate ARPU as total revenue during the preceding 12 month period divided by the average of the number of total customers at the beginning and end of the period. ARPU provides insight into our ability to sell additional products to customers, though the impact to date has been muted due to our continued growth in total customers.
Reconciliation of Bookings
The following table reconciles total bookings to total revenue, its most directly comparable GAAP financial measure:

	Year Ended December 31,
	2021	2020	2019
Total revenue	$3,815.7	$3,316.7	$2,988.1
Change in deferred revenue(1)	186.6	210.5	180.5
Net refunds	224.2	247.3	233.4
Other	5.2	1.0	(0.8)
Total bookings	$4,231.7	$3,775.5	$3,401.2
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(1) Change in deferred revenue includes the impact of realized gains or losses from the hedging of bookings in foreign currencies.
Comparison of 2021 and 2020
Revenue
We generate substantially all of our revenue from sales of subscriptions, including domain registrations and renewals, hosting and presence products and business applications products as well as from aftermarket domain sales. Our subscription terms can range from monthly terms to multi-annual terms of up to ten years depending on the product. We generally collect the full amount of subscription fees at the time of sale, while revenue, other than for aftermarket domain sales, is primarily recognized over the period in which the performance obligations are satisfied, which is generally over the contract term. Revenue from aftermarket domain sales is recognized at the time when ownership of the domain is transferred to the buyer. Revenue is presented net of refunds, and we maintain a reserve to provide for refunds granted to customers.
Domains revenue primarily consists of revenue from the sale of domain registration subscriptions, aftermarket domain sales and domain add-ons such as domain protection.

Hosting and presence revenue primarily consists of revenue from the sale of subscriptions for website hosting, website building, website security and commerce products.
Business applications revenue primarily consists of revenue from the sale of subscriptions for third-party productivity applications, email accounts, email marketing tools and telephony solutions.
The following table presents our revenue for the periods indicated:

	Year Ended December 31,			2021 to 2020		2020 to 2019
	2021	2020	2019	$ change	% change	$ change	% change
Domains	$1,809.9	$1,515.1	$1,351.6	$294.8	19%	$163.5	12%
Hosting and presence	1,283.4	1,200.6	1,126.5	82.8	7%	74.1	7%
Business applications	722.4	601.0	510.0	121.4	20%	91.0	18%
Total revenue	$3,815.7	$3,316.7	$2,988.1	$499.0	15%	$328.6	11%
The 15.0% increase in total revenue was driven by the 2.8% growth in total customers, the 9.7% growth in ARPU as well as incremental revenue from acquisitions completed in 2021. The increase in customers impacted each of our revenue lines, as the additional customers purchased subscriptions across our product portfolio.
Domains. The 19.5% increase in domains revenue was primarily driven by the increase in domains under management from 82.7 million as of December 31, 2020 to 84.4 million as of December 31, 2021, the approximately 70.0% increase in aftermarket domain sales fueled by our continued innovation in auction technologies and contributions from recent registry acquisitions.
Hosting and presence. The 6.9% increase in hosting and presence revenue was primarily driven by increased demand for our website building and website security products as well as contributions from recent acquisitions, including commerce-related revenue from GoDaddy Payments (formerly Poynt). The increase was partially offset by lower demand for certain higher-priced subscriptions, such as GoDaddy Social.
Business applications. The 20.2% increase in business applications revenue was primarily driven by increased customer adoption of our productivity solutions.
Bookings
The following table presents our total bookings for the periods indicated:

	Year Ended December 31,			2021 to 2020		2020 to 2019
	2021	2020	2019	$ change	% change	$ change	% change
Total bookings(1)	$4,231.7	$3,775.5	$3,401.2	$456.2	12%	$374.3	11%
_________________________________
(1) A reconciliation of total bookings to total revenue, its most directly comparable GAAP financial measure, is set forth in "Reconciliation of Bookings" above.
The 12.1% increase in total bookings was primarily driven by increases in total customers and domains under management, increased aftermarket domain sales, broadened customer adoption of non-domain products and contributions from recent acquisitions. Additionally, total bookings in 2021 was favorably impacted by approximately 90 basis points due to movements in foreign currency exchange rates.
Costs and Operating Expenses
Cost of revenue
Costs of revenue are the direct costs incurred in connection with selling an incremental product to our customers. Substantially all cost of revenue relates to domain registration fees, payment processing fees, third-party commissions and licensing fees for third-party productivity applications. Similar to our billing practices, we pay domain costs at the time of purchase for the life of each subscription, but recognize the costs of service ratably over the term of our customer contracts. The terms of registry pricing are established by agreements between registries and registrars, and can vary significantly depending on the TLD. We expect cost of revenue to increase in absolute dollars in future periods related to the expansion of our domains business, higher sales of third-party productivity applications and growth in our customer base. However, cost of revenue may fluctuate as a percentage of total revenue, depending on the mix of products sold in a particular period.

	Year Ended December 31,			2021 to 2020		2020 to 2019
	2021	2020	2019	$ change	% change	$ change	% change
Cost of revenue	$1,372.2	$1,158.6	$1,026.8	$213.6	18%	$131.8	13%
The 18.4% increase in cost of revenue was primarily attributable to higher domain costs, which were driven by the increase in domains under management, increased aftermarket domain sales and costs associated with our recently acquired registry business, as well as increased software licensing fees resulting from higher sales of productivity solutions and increased payment processing fees resulting from our bookings growth.
Technology and development
Technology and development expenses represent the costs associated with the creation, development and distribution of our products and websites. These expenses primarily consist of personnel costs associated with the design, development, deployment, testing, operation and enhancement of our products, as well as costs associated with the data centers and systems infrastructure supporting those products, excluding depreciation expense. We expect technology and development expense to increase in absolute dollars as we continue to invest in product development and migrate our infrastructure to a cloud-based third-party provider. Technology and development expenses may fluctuate as a percentage of total revenue depending on our level of investment in additional personnel and the pace of our infrastructure transition.

	Year Ended December 31,			2021 to 2020		2020 to 2019
	2021	2020	2019	$ change	% change	$ change	% change
Technology and development	$706.3	$560.4	$492.6	$145.9	26%	$67.8	14%
The 26.0% increase in technology and development expenses was primarily as a result of increased personnel costs driven by higher average headcount associated with our continued investment in product development as well as increased technology costs associated with the growth of our business and our migration to a cloud-based infrastructure. Additionally, during 2021 we recorded approximately $44.1 million in compensation expense resulting from our acquisitions, primarily Poynt (now known as GoDaddy Payments).
Marketing and advertising
Marketing and advertising expenses represent the costs associated with attracting and acquiring customers, primarily consisting of fees paid to third parties for marketing and advertising campaigns across a variety of channels. These expenses also include personnel costs and affiliate program commissions. We expect marketing and advertising expenses to fluctuate depending on both the mix of internal and external marketing resources used, the size and scope of our future campaigns and the level of discretionary investments we make in marketing to drive future sales.

	Year Ended December 31,			2021 to 2020		2020 to 2019
	2021	2020	2019	$ change	% change	$ change	% change
Marketing and advertising	$503.9	$438.5	$345.6	$65.4	15%	$92.9	27%
The 14.9% increase in marketing and advertising expenses were primarily attributable to increased personnel costs and discretionary spending associated with the marketing investments we made to drive additional growth, partially offset by some expected deceleration due to the significant investments we made in 2020 to capture higher demand.
Customer care
Customer care expenses represent the costs to guide and service our customers, primarily consisting of personnel costs. We expect customer care expenses to fluctuate depending on the level of personnel required to support our business.

	Year Ended December 31,			2021 to 2020		2020 to 2019
	2021	2020	2019	$ change	% change	$ change	% change
Customer care	$306.1	$316.9	$348.7	$(10.8)	(3)%	$(31.8)	(9)%

The 3.4% decrease in customer care expenses was primarily due to the headcount reductions related to the restructuring plan we implemented during the second quarter of 2020 as well as operating efficiencies gained as we scale our business and increase our use of alternative methods of customer interaction.
General and administrative
General and administrative expenses primarily consist of personnel costs for our administrative functions, professional service fees, office rent and facilities expenses for all locations, acquisition-related expenses and other general costs. We expect general and administrative expenses to fluctuate depending on the level of personnel and other administrative costs required to support our business as well as the significance of any strategic acquisitions we choose to pursue.

	Year Ended December 31,			2021 to 2020		2020 to 2019
	2021	2020	2019	$ change	% change	$ change	% change
General and administrative	$345.8	$323.8	$362.1	$22.0	7%	$(38.3)	(11)%
The 6.8% increase in general and administrative expenses was primarily due to increased acquisition-related expenses and professional fees, partially offset by the reversal of a $5.7 million indirect tax reserve as a result of a settlement agreement as well as the reversal of equity-based compensation expense resulting from the forfeiture of unvested awards as a result of certain executive departures.
Restructuring and other
Restructuring and other during 2021 includes (i) the $15.4 million gain on sale of the land and buildings of our former corporate headquarters and (ii) a $15.1 million charge related to the impairment of certain operating lease assets and related leasehold improvements associated with the decision to close one of our leased offices.
During 2020, we recorded $43.6 million in pre-tax restructuring charges pursuant to a restructuring plan implemented in June 2020, as further discussed in Note 13.
Depreciation and amortization
Depreciation and amortization expenses consist of charges relating to the depreciation of the property and equipment used in our operations and the amortization of acquired intangible assets. These expenses may increase or decrease in absolute dollars in future periods depending on our future level of capital investments in hardware and other equipment as well as the significance of any future acquisitions.

	Year Ended December 31,			2021 to 2020		2020 to 2019
	2021	2020	2019	$ change	% change	$ change	% change
Depreciation and amortization	$199.6	$202.7	$209.7	$(3.1)	(2)%	$(7.0)	(3)%
There were no material changes in depreciation and amortization.
Interest expense

	Year Ended December 31,			2021 to 2020		2020 to 2019
	2021	2020	2019	$ change	% change	$ change	% change
Interest expense	$126.0	$91.3	$92.1	$34.7	38%	$(0.8)	(1)%
The 38.0% increase in interest expense was primarily driven by the issuance of the 2027 Term Loans in August 2020 and the 2029 Senior Notes in February 2021, as further discussed in Note 9 to our financial statements, partially offset by a decrease in the effective interest rate on our variable rate borrowings.
Tax receivable agreements liability adjustment
In 2020, we recorded a $674.7 million charge as a result of the settlement of our obligations under the TRAs, as further discussed in Note 16 to our financial statements.

Segment Results of Operations
Our two operating segments, A&C and Core, reflect the way we manage and evaluate the performance of our business. Our chief operating decision maker evaluates segment performance based upon several factors, of which the primary financial measures are revenue and normalized earnings before interest, taxes, depreciation and amortization (NEBITDA). See Note 19 to our financial statements for a reconciliation of Segment NEBITDA to net income, its most directly comparable GAAP financial measure.
Applications & Commerce
The following table presents the results for our A&C segment for the periods indicated:

	Year Ended December 31,			2021 to 2020		2020 to 2019
	2021	2020	2019	$ change	% change	$ change	% change
Revenue	$1,128.3	$926.1	$768.8	$202.2	22%	$157.3	20%
Segment NEBITDA	$447.7	$349.7	$297.1	$98.0	28%	$52.6	18%
2021 compared to 2020
The 21.8% increase in A&C revenue was primarily driven by increased sales of productivity solutions and website building products as well as contributions from recent acquisitions, including commerce-related revenue from GoDaddy Payments (formerly Poynt).
The 28.0% increase in A&C Segment NEBITDA primarily resulted from the revenue increase noted above, partially offset by higher discretionary marketing spend in 2021 due to the investments we made to drive additional growth and higher personnel costs from headcount additions to support the continued development of our A&C products.
2020 compared to 2019
The 20.5% increase in A&C revenue was primarily driven by increased customer adoption of our productivity solutions and website building products as well as an increase in customers purchasing higher product tiers.
The 17.7% increase in A&C Segment NEBITDA primarily resulted from the revenue increase noted above as well as a decrease in allocated customer care expenses due to the impact of the restructuring plan implemented during 2020. This increase was partially offset by higher discretionary marketing spend in 2020 due to the investments we made to capture increased demand for certain of our products during the COVID-19 pandemic and higher personnel costs from headcount additions to support the continued development of our A&C products.
Core Platform
The following table presents the results for our Core segment for the periods indicated:

	Year Ended December 31,			2021 to 2020		2020 to 2019
	2021	2020	2019	$ change	% change	$ change	% change
Revenue	$2,687.4	$2,390.6	$2,219.3	$296.8	12%	$171.3	8%
Segment NEBITDA	$679.7	$628.2	$576.6	$51.5	8%	$51.6	9%
2021 compared to 2020

The 12.4% increase in Core revenue was primarily driven by increases in domains under management and aftermarket domain sales, increased demand for our website security products and contributions from recent registry acquisitions, partially offset by lower demand for certain higher-priced subscriptions, such as GoDaddy Social.
The 7.7% increase in Core Segment NEBITDA primarily resulted from the revenue increase noted above, partially offset by higher discretionary marketing spend in 2021 due to the investments we made to drive additional growth and higher third-party commissions associated with the increased aftermarket domain sales.
2020 compared to 2019
The 8.2% increase in Core revenue was primarily driven by increases in domains under management and aftermarket domain sales, increased demand for our website security products and incremental revenue from acquisitions completed in 2020. These increases were partially offset by the adverse impact of lower demand for certain higher-priced subscriptions, such as GoDaddy Social, as a result of the economic disruption resulting from the COVID-19 pandemic.
The 8.9% increase in Core Segment NEBITDA primarily resulted from the revenue increase noted above as well as a decrease in allocated customer care expenses due to the impact of the restructuring plan implemented during 2020. This increase was partially offset by higher discretionary marketing spend in 2020 due to the investments we made to capture increased demand for certain of our products during the COVID-19 pandemic and higher third-party commissions associated with the increased aftermarket domain sales.
Liquidity and Capital Resources
Overview
Our principal sources of liquidity have been cash flow generated from operations, long-term debt borrowings and stock option exercises. Our principal uses of cash have been to fund operations, acquisitions and capital expenditures, as well as to make mandatory principal and interest payments on our long-term debt and to repurchase shares of our Class A common stock.
In general, we seek to deploy our capital in a prioritized manner focusing first on requirements for operations, then on growth investments, and finally on stockholder returns. Our strategy is to deploy capital, whether debt, equity or internally generated cash, depending on the adequacy and availability of the source of capital and which source may be used most efficiently and at the lowest cost at such time. Therefore, while cash from operations is our primary source of operating liquidity and we believe our internally-generated cash flows are sufficient to support our day-to-day operations, we may use a variety of capital sources to fund our needs for less predictable investment decisions such as strategic acquisitions and share repurchases.
We have incurred significant long-term debt, primarily to fund acquisitions, share repurchases and the settlement of our prior tax receivable agreements. As a result, we are limited as to how we conduct our business and may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities, strategic acquisitions or share repurchases. However, the restrictions under our long-term debt agreements are subject to a number of qualifications and may be amended with the consent of the lenders and the holders of the senior notes, as applicable.
We believe our existing cash and cash equivalents and cash generated by operating activities will be sufficient to meet our anticipated operating cash needs for at least the next 12 months. However, our future capital requirements will depend on many factors, including our growth rate, macroeconomic activity, potential business disruptions associated with the ongoing COVID-19 pandemic, the timing and extent of spending to support domestic and international development efforts, continued brand development and advertising spend, the level of customer care and general and administrative activities, the introduction of new and enhanced product offerings, the costs to support new and replacement capital equipment, the completion of strategic acquisitions or share repurchases and other factors. Should we pursue additional strategic acquisitions or share repurchases, we may need to raise additional capital, which may be in the form of long-term debt or equity financings.
Credit Facility and Senior Notes
Our long-term debt obligations consist of the Credit Facility and the senior notes. In February 2021, we issued the 2029 Senior Notes in the principal amount of $800.0 million, which bear interest at 3.50%. The proceeds were retained for general corporate purposes, which may include working capital, capital expenditures, potential acquisitions and strategic transactions. In addition, in March 2021, we refinanced the 2027 Term Loans to lower the interest rate margins by 0.5%. Estimated future interest payments associated with our long-term totaled $554.8 million as of December 31, 2021, with $108.2 million payable within 12 months. See Note 9 to our financial statements for additional information regarding our long-term debt.
Our long-term debt agreements contain covenants restricting, among other things, our ability, or the ability of our subsidiaries, to incur indebtedness, issue certain types of equity, incur liens, enter into fundamental changes including mergers and consolidations, sell assets, make restricted payments including dividends, distributions and investments, prepay junior indebtedness and engage in operations other than in connection with acting as a holding company, subject to customary exceptions. As of December 31, 2021, we were in compliance with all such covenants and had no amounts drawn on our Revolver.
As further discussed in Note 10 to our financial statements, we have hedged a portion of our long-term debt through the use of cross-currency and interest rate swap derivative instruments. These instruments help us manage and mitigate our risk of exposure to changes in foreign currency exchange rates and interest rates. See "Quantitative and Qualitative Disclosures About Market Risk" for additional discussion of our hedging activities.
Share Repurchases
During 2021, we repurchased a total of 3,500 shares of our Class A common stock in the open market for an aggregate purchase price of $275.9 million, including commissions, and entered into an accelerated share repurchase (ASR) program in August 2021 in which we repurchased an additional 3,425 shares for $250.0 million. As of December 31, 2021, we had $749.2 million of remaining authorization available for repurchases. See Note 5 to our financial statements for additional information.
In January 2022, our board of directors approved the repurchase of up to an additional $2,251.0 million of our Class A common stock. Such approval was in addition to the amount remaining available for repurchases under prior approvals of our board of directors, such that we have authority to repurchase up to $3,000.0 million of shares of our Class A common stock. Under this authority, in February 2022, we entered into a new ASR to repurchase shares of our Class A common stock in exchange for an up-front payment of $750.0 million. See Note 5 to our financial statements for additional information.
Acquisitions
In February 2021, we completed the acquisition of Poynt (now known as GoDaddy Payments) for $297.1 million in cash consideration to expand our commerce capabilities. At closing, we also paid an additional $29.4 million in cash that was recorded as compensation expense during the three months ended March 31, 2021. The acquisition agreements also call for $45.0 million in additional compensatory cash payments subject to certain performance and employment conditions over the three-year period following the closing date.
During 2021, we completed two other acquisitions for aggregate purchase consideration of $65.7 million in cash paid at closing and additional contingent earn-out payments of up to $18.5 million subject to the achievement of certain operational and financial milestones over the two-year periods following the respective closing dates.
See Note 3 to our financial statements for additional discussion of our business acquisitions.
During 2021, we purchased intangible assets for a total of $200.1 million in cash. One of these purchases also includes a variable earn-out payment of up to $12.0 million based on the achievement of specified future performance conditions. See Note 4 to our financial statements for additional discussion.

Cash Flows
The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,
	2021	2020	2019
Net cash provided by operating activities	$829.3	$764.6	$723.4
Net cash used in investing activities	(635.6)	(482.3)	(135.3)
Net cash provided by (used in) financing activities	298.1	(581.7)	(456.9)
Effect of exchange rate changes on cash and cash equivalents	(1.3)	1.8	(0.8)
Net increase (decrease) in cash and cash equivalents	$490.5	$(297.6)	$130.4
Operating Activities
Our primary source of cash from operating activities has been cash collections from our customers. Our primary uses of cash from operating activities have been for domain registration costs paid to registries, software licensing fees related to third-party productivity solutions, personnel costs, discretionary marketing and advertising costs, technology and development costs and interest payments. We expect cash outflows from operating activities to be affected by the timing of payments we make to registries as well as by increases in personnel and other operating costs as we continue to grow our business.
Net cash provided by operating activities increased $64.7 million from $764.6 million in 2020 to $829.3 million in 2021, primarily driven by our bookings growth. This increase was partially offset by $29.4 million in compensatory payments made in connection with the closing of our acquisition of Poynt (now known as GoDaddy Payments) as well as increased discretionary spending associated with the marketing investments we made to drive additional growth.
Investing Activities
Our investing activities generally consist of strategic acquisitions and purchases of property and equipment to support the overall growth of our business. We expect our investing cash flows to be affected by the timing of payments we make for capital expenditures and the strategic acquisition or other growth opportunities we decide to pursue.
Net cash used in investing activities increased $153.3 million from $482.3 million in 2020 to $635.6 million in 2021, primarily driven by a $187.1 million increase of purchases of intangible assets and $40.0 million in purchases of equity investments in 2021, partially offset by a $57.0 million decrease in spending for business acquisitions.
Financing Activities
Our financing activities generally consist of long-term debt borrowings, the repayment of principal on long-term debt, stock option exercises and share repurchases.
Net cash from financing activities increased $879.8 million from $581.7 million used in 2020 to $298.1 million provided in 2021, primarily due to $849.8 million in payments made to settle our prior tax receivable agreements in 2020 and $800.0 million in proceeds from the issuance of the 2029 Senior Notes in 2021, partially offset by the receipt of $746.3 million in net proceeds from the issuance of the 2027 Term Loans in 2020.
Deferred Revenue
See Note 7 to our financial statements for details regarding the expected future recognition of deferred revenue.
Off-Balance Sheet Arrangements
As of December 31, 2021 and 2020, we had no off-balance sheet arrangements that had, or which are reasonably likely to have, a material effect on our financial statements.

Critical Accounting Policies and Estimates
We prepare our financial statements in accordance with GAAP, and in doing so, we make estimates, assumptions and judgments affecting the reported amounts of assets, liabilities, revenues and expenses, as well as the related disclosure of contingent assets and liabilities. We base our estimates, assumptions and judgments on historical experience and on various other factors we believe to be reasonable under the circumstances, and we evaluate these estimates, assumptions and judgments on an ongoing basis. Different assumptions and judgments would change the estimates used in the preparation of our financial statements, which, in turn, could change our results from those reported. We refer to estimates, assumptions and judgments of this type as our critical accounting policies and estimates, which we discuss further below. We review our critical accounting policies and estimates with the audit and finance committee of our board of directors on an annual basis.
See Note 2 to our financial statements for a summary of our significant accounting policies.
Revenue Recognition
We recognize revenue when control of the promised products is transferred to a customer, in an amount reflecting the consideration we expect to be entitled to in exchange for those products. Payments received in advance of our performance are recorded as deferred revenue. Revenue is recognized net of allowances for returns and transaction-based taxes collected.
We generally sell our products with a right of return, which we account for as variable consideration when estimating the amount of revenue to recognize. Refunds are estimated at contract inception using the expected value method based on historical refund experience and updated each reporting period as additional information becomes available. Our annual refund rate has declined from 6.9% of total bookings in 2019 to 5.3% in 2021.
We may sell multiple products to customers at the same time. For example, we may design a customer website and separately offer other products such as hosting and an SSL certificate, or a customer may combine a domain registration with other products such as Websites + Marketing or email. Judgment may be required in determining whether products contain multiple distinct performance obligations that should each be accounted for separately or as one combined performance obligation. The majority of our revenue arrangements consist of multiple performance obligations, with revenue recognized over the period in which each performance obligation is satisfied, which is generally over the contract term.
For arrangements with multiple performance obligations, we allocate revenue to each distinct performance obligation based on its relative stand-alone selling price (SSP). Our process for determining SSP requires judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each performance obligation. We determine SSP based on prices charged to customers for individual products, taking into consideration other factors, which may include (i) historical and expected discounting practices; (ii) the size, volume and term length of transactions; (iii) customer demographics; (iv) the geographic areas in which our products are sold; and (v) our overall go-to-market strategy.
We sell our products directly to customers and also through a network of resellers. In certain cases, such as for aftermarket domain sales, we act as a reseller of products provided by others. The determination of gross or net revenue recognition is reviewed on a product-by-product basis and is dependent on whether we act as principal or agent in the transaction.
See Notes 2 and 7 to our financial statements for additional information regarding revenue recognition and deferred revenue.
Acquisitions
We determine whether substantially all of the fair value of assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this threshold is met, the single asset or group of assets, as applicable, is accounted for as an asset acquisition.
We include the results of operations of acquired businesses in our financial statements as of the respective dates of acquisition. Accounting for business acquisitions requires us to make significant estimates and assumptions, especially at the acquisition date, with respect to tangible and intangible assets acquired, liabilities assumed and pre-acquisition contingencies. The purchase price, including estimates of the fair value of contingent consideration when applicable, is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values on the respective acquisition dates, with the excess recorded as goodwill. Critical estimates used in valuing certain acquired intangible assets include, but are not limited to, future expected cash flows (primarily from customer relationships and developed technology) and discount rates.
Contingent consideration liabilities, which relate to future earn-out payments associated with our acquisitions, are generally valued using discounted cash flow valuation methods. Critical estimates used in valuing these liabilities include estimated operating results scenarios for the applicable performance periods, probability weightings assigned to operating results scenarios and discount rates.
We use our best estimates and assumptions to determine acquisition-date fair values. These estimates are inherently uncertain and subject to refinement. We continue to collect information and reevaluate our preliminary estimates and assumptions and record any qualifying measurement period adjustments to goodwill. Contingent consideration is adjusted to fair value in subsequent periods as an increase or decrease in general and administrative expenses.
See Notes 2 and 3 to our financial statements for additional information regarding business acquisitions.
Goodwill and Indefinite-Lived Intangible Assets
We make estimates, assumptions and judgments when valuing goodwill and other intangible assets in connection with the initial purchase price allocations of business acquisitions, as well as when evaluating the recoverability of our goodwill and other intangible assets on an ongoing basis. We assess our goodwill and indefinite-lived intangible assets for impairment at least annually during the fourth quarter. We will also perform an assessment at other times if and when events or changes in circumstances indicate the carrying value of these assets may not be recoverable.
We perform our impairment assessment based on qualitative analysis, which includes considering various factors including macroeconomic conditions, industry and market conditions and our historical and projected operating results. If, based on our qualitative analysis, we were to determine it is more-likely-than-not the fair value of either of our reporting units is less than its carrying amount, we would record an impairment loss for the amount equal to such excess.
Our qualitative analyses during 2021, 2020 and 2019 did not indicate any impairment. As of December 31, 2021, we believe such assets are recoverable; however, there can be no assurance these assets will not be impaired in future periods. Any future impairment charges could adversely impact our results of operations.
See Notes 2 and 4 to our financial statements for additional information regarding goodwill and indefinite-lived intangible assets.
Income Taxes
We are subject to U.S. federal, state and foreign income taxes with respect to our allocable share of any taxable income or loss of Desert Newco, as well as any stand-alone income or loss we generate. Significant judgment is required in determining our provision or benefit for income taxes and in evaluating uncertain tax positions.
We account for income taxes under the asset and liability method, which requires the recognition of DTAs and DTLs for the expected future tax consequences of events included in our financial statements. Under this method, we determine DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period in which the enactment date occurs.
We recognize DTAs to the extent we believe these assets are more-likely-than-not to be realized. In evaluating our ability to realize our DTAs, in full or in part, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, prudent and feasible tax planning strategies and recent results of operations. The assumptions utilized in determining future taxable income require significant judgment and are consistent with the plans and estimates we use to manage our business. Actual operating results in future years could differ from our current assumptions, judgments and estimates, which could have a material impact on the amount of DTAs we ultimately realize.

We recognize tax benefits from uncertain tax positions only if it is more-likely-than-not the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized from such positions are measured based on the largest benefit having a greater than 50% likelihood of being realized.
See Notes 2 and 15 to our financial statements for additional information regarding income taxes and the considerations that could lead to a release of substantially all of the valuation allowance against our DTAs.
Indirect Taxes
We are subject to indirect taxation in some, but not all, of the various states and foreign jurisdictions in which we and our subsidiaries conduct business. Laws and regulations attempting to subject communications and commerce conducted over the Internet to various indirect taxes are becoming more prevalent, both in the U.S. and internationally, and may impose additional burdens on us in the future. Increased regulation could negatively affect our business directly, as well as the businesses of our customers. Taxing authorities may impose indirect taxes on the Internet-related revenue we generate based on regulations currently being applied to similar, but not directly comparable, industries. There are many transactions and calculations where the ultimate indirect tax determination is uncertain. In addition, domestic and international indirect taxation laws, or interpretations thereof, are subject to change.
The calculation of our reserve for indirect taxes involves significant management estimates and is based on an ongoing analysis of our business activities, revenues subject to indirect taxes and applicable regulations. Although we believe our indirect tax estimates and associated liabilities are reasonable, the final determination of indirect tax audits, litigation or settlements could be materially different than the amounts established for indirect tax contingencies.
See Note 12 to our financial statements for additional information regarding indirect taxes.
Loss Contingencies
We are subject to the possibility of various loss contingencies arising from uncertain and unresolved matters in the ordinary course of business and from events or actions by others having the potential to result in a future loss. Such contingencies may include, but are not limited to, intellectual property claims, putative class actions, commercial and consumer protection claims, labor and employment claims, breach of contract claims, regulatory proceedings, product service level commitments and losses resulting from other events and developments. We consider the likelihood of loss, the impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss, in determining loss contingencies.
When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. When there appears to be a range of possible costs with equal likelihood, a liability is recorded based on the low-end of such range. However, the likelihood of a loss with respect to a particular contingency is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties impacting the ultimate resolution of the contingency. It is also not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be continuously evaluated to determine both the likelihood of potential loss and whether it is possible to reasonably estimate a range of possible loss. When a loss is probable but a reasonable estimate cannot be made, disclosure is provided. Disclosure is also provided when it is reasonably possible a loss will be incurred or when it is reasonably possible the amount of a loss will exceed the recorded amounts.
We regularly review all contingencies to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of loss can be made. Development of a meaningful estimate of loss, or a range of potential loss, is complex when the outcome is directly dependent on negotiations with, or decisions by, third parties such as regulatory agencies, court systems in various jurisdictions and other interested parties. Such factors bear directly on whether it is possible to reasonably estimate a range of potential loss and boundaries of high and low estimates. Until the final resolution of such matters, there may be an exposure to loss in excess of the amounts recorded, and such amounts could be material. Should any of our estimates and assumptions change or prove to have been incorrect, it could have a material impact on our business, operating results or financial condition.
See Note 12 to our financial statements for additional information regarding loss contingencies.

Recent Accounting Pronouncements
For information regarding recent accounting pronouncements, see Note 2 to our financial statements.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of GoDaddy Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of GoDaddy Inc. (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income (loss), stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 17, 2022 expressed an unqualified opinion thereon.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Business Combination – Valuation of Acquired Intangible Asset
Description of the Matter
As discussed in Note 3 of the consolidated financial statements, the Company completed the acquisition of Poynt Co. in February 2021 for purchase consideration of $297.1 million. The Company accounted for this transaction as a business combination.
Auditing management's accounting for the acquisition was complex due to the significant estimation uncertainty in determining the fair value of the acquired finite-lived software and payments developed technology intangible asset totaling $37.3 million. The software and payments intangible asset was valued using an income-based approach. The fair value determination of the acquired intangible asset required management to make estimates and significant assumptions regarding the future cash flows of the intangible asset, including revenue growth rates, earnings metrics, a technological obsolescence curve, economic life, and discount rate. These significant assumptions were forward-looking and could be affected by future market and economic conditions.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of the controls that address the risks of material misstatement relating to valuation of the acquired intangible asset. For example, we tested controls over management's review of the valuation model for the acquired intangible asset, as well as the completeness and accuracy of the valuation inputs.
To test the estimated fair value of the intangible asset, our audit procedures included, among others, assessing the fair value methodology used by the Company and testing the significant assumptions and the underlying data used by the Company in its analyses. We involved firm valuation specialists to assist us in our evaluation of the Company's valuation model, related assumptions and outputs of the valuation model. We evaluated the methodology used by the Company and significant assumptions included in the fair value estimate.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2004.

Phoenix, Arizona
February 17, 2022
Except for Note 1, Note 2, Note 4 and Note 19, as to which the date is
July 15, 2022

GoDaddy Inc.
Consolidated Balance Sheets
(In millions, except shares in thousands and per share amounts)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$1,255.7	$765.2
Accounts and other receivables	63.6	41.8
Registry deposits	40.9	31.1
Prepaid domain name registry fees	419.7	392.4
Prepaid expenses and other current assets	109.9	60.8
Total current assets	1,889.8	1,291.3
Property and equipment, net	220.0	257.3
Operating lease assets	109.2	142.0
Prepaid domain name registry fees, net of current portion	181.4	176.1
Goodwill	3,540.8	3,275.1
Intangible assets, net	1,384.7	1,255.1
Other assets	91.2	36.0
Total assets	$7,417.1	$6,432.9
Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$85.2	$51.0
Accrued expenses and other current liabilities	437.3	527.6
Deferred revenue	1,890.1	1,711.3
Long-term debt	24.1	24.3
Total current liabilities	2,436.7	2,314.2
Deferred revenue, net of current portion	743.3	725.1
Long-term debt, net of current portion	3,858.2	3,090.1
Operating lease liabilities, net of current portion	142.7	166.7
Other long-term liabilities	77.7	56.6
Deferred tax liabilities	75.3	92.0
Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock, $0.001 par value - 50,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.001 par value - 1,000,000 shares authorized; 166,901 and 169,157 shares issued and outstanding as of December 31, 2021 and 2020, respectively	0.2	0.2
Class B common stock, $0.001 par value - 500,000 shares authorized; 320 and 688 shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	1,594.7	1,308.8
Accumulated deficit	(1,474.6)	(1,190.9)
Accumulated other comprehensive loss	(38.6)	(131.0)
Total stockholders' equity (deficit) attributable to GoDaddy Inc.	81.7	(12.9)
Non-controlling interests	1.5	1.1
Total stockholders' equity (deficit)	83.2	(11.8)
Total liabilities and stockholders' equity (deficit)	$7,417.1	$6,432.9

See accompanying notes to consolidated financial statements.

GoDaddy Inc.
Consolidated Statements of Operations
(In millions, except shares in thousands and per share amounts)

	Year Ended December 31,
	2021	2020	2019
Revenue:
Domains	$1,809.9	$1,515.1	$1,351.6
Hosting and presence	1,283.4	1,200.6	1,126.5
Business applications	722.4	601.0	510.0
Total revenue	3,815.7	3,316.7	2,988.1
Costs and operating expenses(1):
Cost of revenue (excluding depreciation and amortization)	1,372.2	1,158.6	1,026.8
Technology and development	706.3	560.4	492.6
Marketing and advertising	503.9	438.5	345.6
Customer care	306.1	316.9	348.7
General and administrative	345.8	323.8	362.1
Restructuring and other	(0.3)	43.6	—
Depreciation and amortization	199.6	202.7	209.7
Total costs and operating expenses	3,433.6	3,044.5	2,785.5
Operating income	382.1	272.2	202.6
Interest expense	(126.0)	(91.3)	(92.1)
Loss on debt extinguishment	—	—	(14.8)
Tax receivable agreements liability adjustment	—	(674.7)	8.7
Other income (expense), net	(2.5)	(1.6)	22.0
Income (loss) before income taxes	253.6	(495.4)	126.4
Benefit (provision) for income taxes	(10.8)	1.3	12.0
Net income (loss)	242.8	(494.1)	138.4
Less: net income attributable to non-controlling interests	0.5	1.0	1.4
Net income (loss) attributable to GoDaddy Inc.	$242.3	$(495.1)	$137.0
Net income (loss) attributable to GoDaddy Inc. per share of Class A common stock:
Basic	$1.44	$(2.94)	$0.79
Diluted	$1.42	$(2.94)	$0.76
Weighted-average shares of Class A common stock outstanding:
Basic	167,906	168,636	173,431
Diluted	171,105	168,636	181,721
___________________________
(1) Costs and operating expenses include equity-based compensation expense as follows:
Cost of revenue	$0.9	$0.7	$0.4
Technology and development	110.0	90.2	70.3
Marketing and advertising	24.8	21.7	15.4
Customer care	14.1	12.0	9.3
General and administrative	58.1	66.9	51.6
Total equity-based compensation expense	$207.9	$191.5	$147.0

See accompanying notes to consolidated financial statements.

GoDaddy Inc.
Consolidated Statements of Comprehensive Income (Loss)
(In millions)

	Year Ended December 31,
	2021	2020	2019
Net income (loss)	$242.8	$(494.1)	$138.4
Foreign exchange forward contracts gain (loss), net	16.3	(17.6)	(2.7)
Unrealized swap gain (loss), net(1)	30.7	9.1	0.8
Change in foreign currency translation adjustment	45.9	(44.2)	37.7
Comprehensive income (loss)	335.7	(546.8)	174.2
Less: comprehensive income attributable to non-controlling interests	—	1.1	2.2
Comprehensive income (loss) attributable to GoDaddy Inc.	$335.7	$(547.9)	$172.0

(1) Amounts are net of the income tax effects reflected below:
Unrealized swap gain (loss), net	$2.2	$2.2	$—
See accompanying notes to consolidated financial statements.

GoDaddy Inc.
Consolidated Statements of Stockholders' Equity (Deficit)
(In millions, except shares in thousands)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Non- Controlling Interests	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	168,549	$0.2	6,254	$—	$699.8	$164.8	$(72.1)	$31.8	$824.5
Net income	—	—	—	—	—	137.0	—	1.4	138.4
Equity-based compensation, including amounts capitalized	—	—	—	—	149.2	—	—	—	149.2
Repurchases of Class A common stock	(7,125)	—	—	—	—	(458.6)	—	—	(458.6)
Stock option exercises	3,976	—	—	—	74.9	—	—	(4.2)	70.7
Issuances of Class A common stock under employee stock purchase plan	508	—	—	—	28.5	—	—	—	28.5
Exchanges of LLC units	4,764	—	(4,764)	—	9.1	—	(2.6)	(6.5)	—
Tax receivable agreements liability arising from exchanges	—	—	—	—	(9.7)	—	—	—	(9.7)
Impact of derivatives, net	—	—	—	—	—	—	(1.9)	—	(1.9)
Change in foreign currency translation adjustment	—	—	—	—	—	—	37.7	—	37.7
Vesting of restricted stock units and other	2,195	—	—	—	—	3.3	(0.8)	0.8	3.3
Adjustment to prior period non-controlling interests allocations	—	—	—	—	51.7	—	(38.5)	(13.2)	—
Balance at December 31, 2019	172,867	0.2	1,490	—	1,003.5	(153.5)	(78.2)	10.1	782.1
Net income (loss)	—	—	—	—	—	(495.1)	—	1.0	(494.1)
Equity-based compensation, including amounts capitalized	—	—	—	—	193.9	—	—	—	193.9
Repurchases of Class A common stock	(9,986)	—	—	—	—	(541.7)	—	—	(541.7)
Stock option exercises	2,613	—	—	—	79.6	—	—	(1.9)	77.7
Issuances of Class A common stock under employee stock purchase plan	493	—	—	—	29.6	—	—	—	29.6
Distributions to holders of LLC Units	—	—	—	—	—	—	—	(6.0)	(6.0)
Impact of derivatives, net	—	—	—	—	—	—	(8.5)	—	(8.5)
Change in foreign currency translation adjustment	—	—	—	—	—	—	(44.2)	—	(44.2)
Vesting of restricted stock units and other	3,170	—	(802)	—	2.2	(0.6)	(0.1)	(2.1)	(0.6)
Balance at December 31, 2020	169,157	0.2	688	—	1,308.8	(1,190.9)	(131.0)	1.1	(11.8)

GoDaddy Inc.
Consolidated Statements of Stockholders' Equity (Deficit) (continued)
(In millions, except shares in thousands)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Non- Controlling Interests	Total
	Shares	Amount	Shares	Amount
Net income	—	—	—	—	—	242.3	—	0.5	242.8
Equity-based compensation, including amounts capitalized	—	—	—	—	211.9	—	—	—	211.9
Repurchases of Class A common stock	(6,925)	—	—	—	—	(526.0)	—	—	(526.0)
Stock option exercises	1,167	—	—	—	43.4	—	—	(0.7)	42.7
Issuances of Class A common stock under employee stock purchase plan	489	—	—	—	30.7	—	—	—	30.7
Impact of derivatives, net	—	—	—	—	—	—	47.0	—	47.0
Change in foreign currency translation adjustment	—	—	—	—	—	—	45.9	—	45.9
Vesting of restricted stock units and other	3,013	—	(368)	—	(0.1)	—	(0.5)	0.6	—
Balance at December 31, 2021	166,901	$0.2	320	$—	$1,594.7	$(1,474.6)	$(38.6)	$1.5	$83.2
See accompanying notes to consolidated financial statements.

GoDaddy Inc.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2021	2020	2019
Operating activities
Net income (loss)	$242.8	$(494.1)	$138.4
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	199.6	202.7	209.7
Equity-based compensation	207.9	191.5	147.0
Non-cash restructuring and other charges	15.1	29.0	—
Loss on debt extinguishment	—	—	14.8
Tax receivable agreements liability adjustment	—	674.7	(8.7)
Other	20.9	32.7	32.7
Changes in operating assets and liabilities, net of amounts acquired:
Prepaid domain name registry fees	(37.8)	(17.5)	(15.1)
Accounts payable	34.2	(20.5)	13.6
Accrued expenses and other current liabilities	40.9	22.3	40.4
Deferred revenue	190.7	215.6	179.5
Other operating assets and liabilities	(85.0)	(71.8)	(28.9)
Net cash provided by operating activities	829.3	764.6	723.4
Investing activities
Purchases of short-term investments	—	—	(64.1)
Maturities of short-term investments	—	23.7	59.9
Business acquisitions, net of cash acquired	(367.7)	(424.7)	(40.3)
Purchases of intangible assets	(202.1)	(15.0)	(4.7)
Purchases of property and equipment	(51.1)	(66.5)	(87.6)
Purchases of equity investments	(40.0)	—	—
Other investing activities, net	25.3	0.2	1.5
Net cash used in investing activities	(635.6)	(482.3)	(135.3)
Financing activities
Proceeds received from:
Issuance of term loans	—	746.3	—
Issuance of Senior Notes	800.0	—	600.0
Stock option exercises	42.7	77.7	70.7
Issuance of Class A common stock under employee stock purchase plan	30.7	29.6	28.5
Payments made for:
Settlement of tax receivable agreements	(0.2)	(849.8)	—
Repurchases of Class A common stock	(526.0)	(541.7)	(458.6)
Repayment of term loans	(32.4)	(28.7)	(625.0)
Financing-related costs	(9.6)	(6.4)	(13.2)
Contingent consideration for business acquisitions	(4.7)	(0.5)	(54.8)
Other financing obligations	(2.4)	(8.2)	(4.5)
Net cash provided by (used in) financing activities	298.1	(581.7)	(456.9)
Effect of exchange rate changes on cash and cash equivalents	(1.3)	1.8	(0.8)
Net increase (decrease) in cash and cash equivalents	490.5	(297.6)	130.4
Cash and cash equivalents, beginning of period	765.2	1,062.8	932.4
Cash and cash equivalents, end of period	$1,255.7	$765.2	$1,062.8

GoDaddy Inc.
Consolidated Statements of Cash Flows (continued)
(In millions)

	Year Ended December 31,
	2021	2020	2019
Cash paid during the period for:
Interest on long-term debt, net of swap benefit	$104.2	$80.5	$80.3
Income taxes, net of refunds received	$19.1	$16.2	$6.1
Amounts included in the measurement of operating lease liabilities	$54.4	$53.0	$50.0
Supplemental disclosure of non-cash transactions
Operating lease assets obtained in exchange for operating lease obligations	$14.8	$21.0	$126.3
Acquisition date fair value of contingent consideration	$18.5	$—	$—
Accrued purchases of property and equipment at period end	$1.2	$3.0	$7.4
Landlord paid tenant improvements included in purchases of property and equipment	$0.3	$0.5	$11.2

See accompanying notes to consolidated financial statements.

GoDaddy Inc.
Notes to Consolidated Financial Statements
(In millions, except shares in thousands and per share amounts)

1.    Organization and Background
Description of Business
We deliver simple, easy-to-use cloud-based products, outcome-driven, personalized guidance and ease and access to payment systems. Our products enable our customers to establish a digital presence, connect with their customers and manage their presence.
Organization
We are the sole managing member of Desert Newco, LLC and its subsidiaries (Desert Newco), and as a result, we consolidate its financial results and report non-controlling interests representing the economic interests held by other members. The calculation of non-controlling interests excludes any net income attributable directly to GoDaddy Inc. We owned more than 99.8% of Desert Newco's limited liability company units (LLC Units) as of December 31, 2021.
Basis of Presentation
Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP), and include our accounts and the accounts of our subsidiaries. All material intercompany accounts and transactions have been eliminated.
Prior Period Reclassifications
Reclassifications of certain immaterial prior period amounts have been made to conform to the current period presentation.
Use of Estimates
GAAP requires us to make estimates and assumptions affecting amounts reported in our financial statements. Our more significant estimates include:
•the relative stand-alone selling price (SSP) of the indicated performance obligations included in revenue arrangements with multiple performance obligations;
•the estimated reserve for refunds;
•the fair value of assets acquired and liabilities assumed in business acquisitions;
•the assessment of recoverability of long-lived assets;
•the estimated useful lives of intangible and depreciable assets;
•the fair value of financial instruments;
•the recognition, measurement and valuation of current and deferred income taxes; and
•the recognition and measurement of loss contingencies, indirect tax liabilities and certain accrued liabilities.
We periodically evaluate our estimates and adjust prospectively, if necessary. We believe our estimates and assumptions are reasonable; however, actual results may differ.
Segments
We report our operating results through two reportable segments: Applications and Commerce (A&C) and Core Platform (Core), as further discussed in Note 19.

2.    Summary of Significant Accounting Policies
Cash and Cash Equivalents
Cash and cash equivalents includes cash on hand, other highly liquid investments with a remaining maturity of 90 days or less at the date of acquisition and receivables related to third-party payment processor transactions normally received within 72 hours. Amounts receivable for payment processor transactions totaled $24.2 million and $24.5 million at December 31, 2021 and 2020, respectively.
Registry Deposits
Registry deposits represent amounts on deposit with, or receivable from, various domain name registries to be used by us to make payments for future domain registrations or renewals.
Prepaid Domain Name Registry Fees
Prepaid domain name registry fees represent amounts charged by a registry at the time a domain is registered or renewed. These amounts are amortized to cost of revenue over the same period revenue is recognized for the related domain registration contracts.
Property and Equipment
Property and equipment is stated at cost. Depreciation is recorded over the estimated useful lives of the applicable assets using the straight-line method beginning on the date an asset is placed in service. We regularly evaluate the estimated useful lives to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation.
Property and equipment consisted of the following:

	Estimated Useful Lives	December 31,
		2021	2020
Computer equipment	3 years	$488.5	$464.1
Software	3-5 years	77.6	64.8
Land	Indefinite	5.9	9.0
Buildings, including improvements	5-40 years	125.4	146.6
Leasehold improvements	Lesser of useful life or remaining lease term	87.0	98.2
Other	1-20 years	21.9	27.0
Total property and equipment		806.3	809.7
Less: accumulated depreciation and amortization		(586.3)	(552.4)
Property and equipment, net		$220.0	$257.3
Depreciation and amortization expense related to property and equipment was $68.4 million, $73.4 million and $86.5 million during 2021, 2020 and 2019, respectively.
Capitalized Software Costs
We capitalize and amortize certain implementation costs related to cloud computing arrangements as well as costs incurred to develop software for internal-use during the application development phase. Costs related to the design or maintenance of internal-use software are included in technology and development expenses as incurred. We capitalized $23.9 million and $15.0 million of such costs during 2021 and 2020, respectively.

Goodwill and Indefinite-Lived Intangible Assets
Goodwill represents the excess of the purchase price over the estimated fair value of net tangible and identifiable intangible assets acquired in business acquisitions. Indefinite-lived intangible assets consist of the GoDaddy trade names and branding, our domain portfolio and certain contractual-based assets. Goodwill and indefinite-lived intangible assets are not amortized to earnings, but are assessed for impairment at least annually. As individual domains are sold, our indefinite-lived domain portfolio intangible asset is reduced by the allocated carrying cost of each domain, which is included in cost of revenue.
Goodwill is assessed for impairment annually during the fourth quarter of each year. We also perform an assessment at other times if events or changes in circumstances indicate the carrying value may not be recoverable. If, based on qualitative analysis, we determine it is more-likely-than-not the fair value of either of our reporting units is less than its carrying amount, a quantitative impairment test is performed. Our qualitative analysis did not indicate impairment of our goodwill during any of the periods presented.
Our indefinite-lived trade names and branding, domain portfolio and contractual-based assets are reviewed for impairment annually during the fourth quarter of each year. We also perform assessments at other times if events or changes in circumstances indicate the carrying amounts of these assets may not be fully recoverable. Any identified impairment losses are treated as permanent reductions in the carrying amounts of the assets. Our qualitative analysis did not indicate impairment of our indefinite-lived assets during any of the periods presented.
Long-Lived and Finite-Lived Intangible Assets
Finite-lived intangible assets are amortized over the following estimated useful lives:

Customer relationships	2-9 years
Developed technology	2-7 years
Trade names and other	1-10 years
Our finite-lived intangible assets are primarily amortized on a straight-line basis. We annually evaluate the estimated remaining useful lives of our intangible assets to determine whether events or changes in circumstances warrant a revision to the remaining period of amortization.
Long-lived and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows the asset is expected to generate is less than its carrying amount. Any write-downs are treated as permanent reductions in the carrying amount of the respective asset. Our analysis did not indicate impairment during any of the periods presented.
Debt Issuance Costs
We capitalize issuance costs, underwriting fees and related expenses incurred in connection with the issuance of debt instruments and amortize such costs using the interest method over the terms of the respective instruments. Debt issuance costs, other than those associated with our revolving credit loan, are reflected as a direct reduction of the carrying amount of the related debt liability. Debt issuance costs related to our revolving credit loan are reflected as an asset.
Derivative Financial Instruments
We are exposed to changes in foreign currency exchange rates as well as changes in interest rates associated with our variable-rate debt. Consequently, we use derivative financial instruments to manage and mitigate such risks. We do not enter into derivative transactions for speculative or trading purposes.
We utilize a variety of derivative instruments, all of which are designated as cash flow hedges. We expect each derivative instrument qualifying for hedge accounting will be highly effective at reducing the risk associated with the exposure being hedged. For each derivative instrument designated as a hedge, we formally document the related risk management strategy and objective, including identification of the hedging instrument, the hedged item and the risk of exposure, as well as how hedge effectiveness will be assessed prospectively and retrospectively over the instrument's term. To assess effectiveness of our swap instruments, we use regression analysis performed utilizing the Hypothetical Derivative Method to compare the change in fair value of the derivative instrument designated as the hedging instrument to the change in the fair value of a similarly modeled hypothetical derivative using the same discount rate. Following our initial quantitative assessment, we may perform subsequent assessments on a qualitative basis unless facts and circumstances change such that we can no longer qualitatively assert that our hedges are highly effective.
We reflect unrealized gains or losses on our cash flow hedges as a component of accumulated other comprehensive income (loss) (AOCI). Gains and losses, once realized, are recorded as a component of AOCI and are amortized to earnings over the same period in which the underlying hedged amounts are recognized. At inception, and each reporting period, we evaluate the effectiveness of each of our hedges, and all hedges were determined to be effective.
Our derivative instruments are recorded at fair value on a gross basis. For cash flow reporting purposes, proceeds received or amounts paid upon the settlement of a derivative instrument are classified in the same manner as the related item being hedged, primarily within cash flows from operating activities.
Leases
We lease office and data center space in various locations. We determine whether a contract contains a lease at contract inception. We have lease agreements with lease and non-lease components and have elected to account for such components as a single lease component. This election is made by class of underlying asset and was elected for our leases of office space, data center space and server equipment.
We initially recognize and measure contracts containing a lease and determine lease classification at commencement. Right-of-use (ROU) assets and operating lease liabilities are measured based on the estimated present value of lease payments over the lease term. In determining the present value of lease payments, we use our estimated incremental borrowing rate when the rate implicit in the lease cannot be readily determined. The estimated incremental borrowing rate is based upon information available at lease commencement including publicly available data for debt instruments. The lease term includes periods covered by options to extend when it is reasonably certain we will exercise such options as well as periods subsequent to an option to terminate the lease if it is reasonably certain we will not exercise the termination option.
Operating lease costs are recognized on a straight-line basis over the lease term while finance leases result in a front-loaded expense pattern. Variable lease costs are recognized as incurred. On our balance sheets, assets and liabilities associated with operating leases are included within operating lease assets, accrued expenses and other current liabilities and operating lease liabilities. Assets and liabilities associated with finance leases are included in property and equipment, net, accrued expenses and other current liabilities and other long-term liabilities.
Equity Investments
We hold investments in privately held equity securities, which are recorded in other assets and totaled $40.0 million at December 31, 2021. These securities are recorded at cost and adjusted for observable transactions for same or similar investments of the same issuer or impairment. Investment gains and losses are recorded in other income (expense), net.
Valuations of privately held securities are inherently complex and require judgment due to the lack of readily available observable market data. A security's carrying value is not adjusted if there are no observable price changes in a same or similar security from the same issuer or if there are no identified events or changes in circumstances that may indicate impairment. In determining the estimated fair value of our investments, we utilize the most recent data available to us. We assess our investments for impairment at least quarterly using both qualitative and quantitative factors. If an investment is considered impaired, we recognize an impairment loss and establish a new carrying value for the investment. Our analysis did not indicate impairment of our investments as of December 31, 2021.
Foreign Currency
Our functional and reporting currency is the U.S. dollar. Assets denominated in foreign currencies are remeasured into United States (U.S.) dollars at period-end exchange rates. Foreign currency-based revenue and expense transactions are measured at transaction date exchange rates. Foreign currency remeasurement gains and losses are recorded in other income (expense), net and were $(10.5) million, $(12.3) million and $(7.1) million during 2021, 2020 and 2019, respectively.

For certain of our foreign subsidiaries whose functional currency is other than the U.S. dollar, we translate revenue and expense transactions at average exchange rates. We translate assets and liabilities at period-end exchange rates and include foreign currency translation gains and losses as a component of AOCI.
Revenue Recognition
Revenue is recognized when control of the promised product or service (product) is transferred to our customers, in an amount reflecting the consideration we expect to be entitled to in exchange for such product.
We typically receive payment at the time of sale, the purpose of which is to provide our customers with a simplified and predictable way of purchasing our products. We have determined that our contracts do not include a significant financing component. Payments received in advance of our performance are recorded as deferred revenue. Revenue is recognized net of allowances for returns and applicable transaction-based taxes collected from customers.
Our products are generally sold with a right of return within our policy, which is accounted for as variable consideration when estimating the amount of revenue to recognize. Refunds are estimated at contract inception using the expected value method based on historical refund experience and updated each reporting period as additional information becomes available and only to the extent it is probable a significant reversal of any incremental revenue will not occur. Refunds result in a reduced amount of revenue recognized over the contract term of the applicable product.
Our revenue is categorized and disaggregated as reflected in our statements of operations, as follows:
Domains. Domains revenue primarily consists of domain registrations and renewals, aftermarket domain sales, domain add-ons such as domain protection and fee surcharges paid to ICANN. Consideration is recorded as deferred revenue when received, which is typically at the time of sale, and revenue, other than for aftermarket domain sales, is recognized ratably over the period in which the performance obligations are satisfied, which is generally over the contract term. Revenue from aftermarket domain sales is recognized at the time when ownership of the domain is transferred to the buyer.
Hosting and presence. Hosting and presence revenue primarily consists of website hosting products, website building products, website security products, online visibility products and commerce products. Consideration is recorded as deferred revenue when received, which is typically at the time of sale, and revenue is primarily recognized ratably over the period in which the performance obligations are satisfied, which is generally over the contract term.
Business applications. Business applications revenue primarily consists of third-party productivity applications, email accounts, email marketing tools and telephony solutions. Consideration is recorded as deferred revenue when received, which is typically at the time of sale, and revenue is primarily recognized ratably over the period in which the performance obligations are satisfied, which is generally over the contract term.
See Note 7 for additional information regarding our deferred revenue. See Note 18 for our revenue disaggregated by geography.
Performance Obligations
Our contracts with customers may include multiple performance obligations, including a combination of some or all of the following products: domain registrations, website hosting products, website building products, website security products and other cloud-based products. Judgment may be required in determining whether products contain multiple distinct performance obligations that should each be accounted for separately or as one combined performance obligation. Revenue is recognized ratably over the period in which the performance obligations are satisfied, which is generally over the contract term.
For each domain registration or renewal we provide, we have one performance obligation to our customers consisting of two promises: (1) to ensure the exclusive use of the domain during the applicable registration term and (2) to ensure the domain is accessible and appropriately directed to its underlying content. After the contract term expires, unless renewed, the customer can no longer access or use the domain. We have determined these promises are not distinct within the context of our contracts as they are highly interdependent and interrelated and are inputs to a combined benefit. Accordingly, we concluded that each domain registration or renewal represents one product offering and is a single performance obligation.

We may also offer specific arrangements, such as our Websites + Marketing solution, in which we include promises to transfer multiple performance obligations in a single product offering. For such arrangements, we allocate the transaction price to each of the underlying distinct performance obligations based on its relative SSP, as described below.
We have determined that generally each of our other products constitutes an individual product offering to our customers, and therefore have concluded that each is a single performance obligation.
For arrangements with multiple performance obligations, we allocate revenue to each distinct performance obligation based on its relative SSP. We use judgment to determine SSP based on prices charged to customers for individual products, taking into consideration factors including historical and expected discounting practices, the size, volume and term length of transactions, customer demographics, the geographic areas in which our products are sold and our overall go-to-market strategy.
Principal versus Agent Considerations
We sell our products directly to customers and also through a network of resellers. In certain cases, such as for aftermarket domain sales, we act as a reseller of products provided by others. The determination of gross or net revenue recognition is reviewed on a product-by-product basis and is dependent on our determination as to whether we act as principal or agent in the transaction. Revenue associated with sales through our network of resellers, for certain aftermarket domain sales and for third-party offerings is generally recorded on a gross basis as we have determined that we control the product before transferring it to our end customers. Commissions paid to resellers are capitalized and amortized to cost of revenue consistent with the pattern of transfer of the products purchased.
Assets Recognized from Contract Costs
Fees paid to various registries at the inception of a domain registration or renewal represent costs to fulfill a contract. We capitalize and amortize these prepaid domain name registry fees to cost of revenue consistent with the pattern of transfer of the product to which the asset relates. Amortization expense of such asset was $675.1 million, $644.6 million and $614.7 million during 2021, 2020 and 2019, respectively.
No other material contract costs were capitalized during any of the periods presented.
Operating Expenses
Cost of Revenue (excluding depreciation and amortization)
Costs of revenue are the direct costs we incur in connection with selling an incremental product to our customers. Substantially all cost of revenue relates to domain registration fees paid to the various domain registries, payment processing fees, third-party commissions and licensing fees for third-party productivity applications.
Technology and Development
Technology and development expenses represent the costs associated with the creation, development and distribution of our products and websites. These expenses primarily consist of personnel costs associated with the design, development, deployment, testing, operation and enhancement of our products, as well as costs associated with the data centers and systems infrastructure supporting those products, excluding depreciation expense.
Marketing and Advertising
Marketing and advertising expenses represent the costs associated with attracting and acquiring customers, primarily consisting of fees paid to third parties for marketing and advertising campaigns across a variety of channels. These expenses also include personnel costs and affiliate program commissions.
Advertising costs are expensed either as incurred, at the time a commercial initially airs or when a promotion first appears in the media. Advertising expenses were $378.3 million, $329.6 million and $260.0 million during 2021, 2020 and 2019, respectively.

Customer Care
Customer care expenses represent the costs to guide and service our customers, primarily consisting of personnel costs.
General and Administrative
General and administrative expenses primarily consist of personnel costs for our administrative functions, professional service fees, office rent and facilities expenses for all locations, acquisition-related expenses and other general costs.
Equity-Based Compensation
We have granted stock options at exercise prices equal to the fair market value of our Class A common stock on the grant date. We have granted both stock options and restricted stock units (RSUs) vesting solely upon the continued service of the recipient as well as performance-based awards (PSUs) with vesting based on either (i) our achievement of specified financial targets or (ii) our relative total stockholder return (TSR) as compared to a selected index of public Internet companies. We recognize the accounting grant date fair value of equity-based awards as compensation expense over the required service period of each award, taking into account the probability of our achievement of associated performance targets.
We apply the straight-line attribution method to recognize equity-based compensation expense associated with awards not subject to graded vesting. For awards subject to graded vesting, we recognize expense separately for each vesting tranche. We regularly estimate when and if PSUs will be earned and record expense over the estimated service period only for awards considered probable of being earned. Any previously recognized expense is reversed in the period in which an award is determined to no longer be probable of being earned.
On the settlement date of each three-year performance period associated with our TSR-based PSU grants, and only if a participant remains a Service Provider (as defined in the 2015 Equity Incentive Plan) on such date, a participant will receive shares of our Class A common stock ranging from 0% to 200% of the originally granted PSUs based on our relative TSR as compared to the companies within the selected index. Vesting of the PSUs is subject to the TSR market condition as well as approval of the performance by our board of directors (the Board) following the end of each performance period.
Equity-based awards are accounted for using the fair value method. RSUs and financial-based PSUs are measured based on the fair market value of the underlying common stock on their respective accounting grant dates. Grant date fair values for stock options are determined using the Black-Scholes option pricing model and a single option award approach. The accounting grant date for financial-based PSUs is the date on which the applicable performance criteria are approved by our Board. The fair value of shares issued under our employee stock purchase plan is estimated on the first day of each offering period using the Black-Scholes option pricing model.
We utilize an estimated forfeiture rate in our equity-based compensation expense calculations, which is based on an analysis of historical data. The cumulative effect of any changes to the forfeiture rate is recognized in the period in which the estimate is changed.
Key assumptions used in the determination of fair value for stock options are as follows:
Expected term. Because of the lack of sufficient historical data, we use the simple average of the vesting period and the contractual term to estimate the period the stock options are expected to be outstanding.
Expected volatility. We determine the expected stock price volatility based on the historical volatility of our Class A common stock and the historical volatilities of an industry peer group.
Expected dividend yield. We do not use a dividend rate due to our expectation of not paying dividends in the foreseeable future.
Risk-free interest rate. We base the risk-free interest rate on the yield curve of a zero-coupon U.S. Treasury bond with a maturity equal to the expected term of the option on the grant date.

The fair value of stock options granted was estimated using the following weighted-average assumptions:

	Year Ended December 31,
	2021	2020	2019
Expected term (in years)	n/a	6.0	6.1
Expected volatility	n/a	32.3%	31.2%
Risk-free interest rate	n/a	0.9%	2.2%
We estimate the grant-date fair value of the TSR-based PSUs using a Monte Carlo simulation which requires assumptions for expected volatility, risk-free rate of return and dividend yield. Expected volatilities for GoDaddy and the companies within the index are derived using historical volatilities over a period equal to the length of the performance period. We base the risk-free rate of return on the yield of a zero-coupon U.S. Treasury bond with a maturity equal to the performance period, and assume a 0% dividend rate. Equity-based compensation expense for these PSUs is recognized over the requisite service period, regardless of whether the TSR market condition is satisfied.
Income Taxes
We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets (DTAs) and liabilities (DTLs) for the expected future tax consequences of events included in the financial statements. Under this method, we determine DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in the period in which the enactment date occurs.
We recognize DTAs to the extent we believe these assets are more-likely-than-not to be realized. In evaluating our ability to realize our DTAs, in full or in part, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, prudent and feasible tax planning strategies and recent results of operations.
We record uncertain tax positions on the basis of a two-step process in which (1) we determine whether it is more-likely-than-not the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions meeting the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.
Interest and penalties related to income taxes are included in benefit (provision) for income taxes.
Fair Value Measurements
Fair value is defined as an exit price, representing the amount that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. The framework for measuring fair value provides a three-tier hierarchy prioritizing inputs to valuation techniques used in measuring fair value as follows:
Level 1— Observable inputs such as quoted prices for identical assets or liabilities in active markets;
Level 2— Inputs, other than quoted prices for identical assets or liabilities in active markets, which are observable either directly or indirectly; and
Level 3— Unobservable inputs in which there is little or no market data requiring the reporting entity to develop its own assumptions.
We hold certain assets required to be measured at fair value on a recurring basis. These include time deposits and money market funds, which we classify within Level 1 because we use quoted market prices to determine their fair value. Level 2 assets and liabilities include derivative financial instruments associated with hedging activity, as further discussed in Note 10. Derivative financial instruments are measured at fair value on the contract date and are subsequently remeasured each reporting period using inputs such as spot rates, discount rates and forward rates. There are not active markets for the hedge contracts themselves; however, the inputs used to calculate the fair value of the instruments are tied to active markets.

The following tables set forth our material assets and liabilities measured and recorded at fair value on a recurring basis:

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents:
Time deposits and money market funds	$178.1	$—	$—	$178.1
Derivative assets	—	30.3	—	30.3
Total assets	$178.1	$30.3	$—	$208.4
Liabilities:
Derivative liabilities	$—	$89.5	$—	$89.5
Total liabilities	$—	$89.5	$—	$89.5

	December 31, 2020
Assets:	Level 1	Level 2	Level 3	Total
Cash and cash equivalents:
Money market funds	$98.0	$—	$—	$98.0
Total assets	$98.0	$—	$—	$98.0
Liabilities:
Derivative liabilities	$—	$216.4	$—	$216.4
Total liabilities	$—	$216.4	$—	$216.4
We have no other material assets or liabilities measured at fair value on a recurring basis.
Acquisitions
We determine whether substantially all of the fair value of assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this threshold is met, the single asset or group of assets, as applicable, is accounted for as an asset acquisition.
We include the results of operations of acquired businesses as of the respective acquisition dates. Purchase price is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values, with the excess recorded as goodwill. If applicable, we estimate the fair value of contingent consideration payments in determining the purchase price. Measurement period adjustments to provisional purchase price allocations are recognized in the period in which they are determined, with the effect on earnings of changes in depreciation, amortization or other income resulting from such changes calculated as if the accounting had been completed at the acquisition date. Contingent consideration is adjusted to fair value in subsequent periods as an increase or decrease in general and administrative expenses. Acquisition-related costs are charged to general and administrative expense as incurred.
Concentrations of Risks
Our financial instruments exposed to concentrations of credit risk consist primarily of cash and cash equivalents. Although we deposit cash with multiple banks, these deposits, including those held in foreign branches of global banks, may exceed the amount of insurance provided on such deposits. These deposits may generally be redeemed upon demand and bear minimal risk.
No single customer represented over 10% of our total revenue for any period presented.
In order to reduce the risk of downtime of the products we provide, we have established data centers in various geographic regions. We have internal procedures to restore products in the event of a service disruption or disaster at any of our data center facilities. We serve our customers and users from data center facilities operated either by us or third parties, which are most significantly located in Arizona, Virginia, France, the Netherlands and Singapore. Even with these procedures for disaster recovery in place, the availability of our products could be significantly interrupted during the implementation of restoration procedures.
Recent Accounting Pronouncements
In March 2020, the FASB issued guidance providing temporary optional expedients and exceptions to ease the financial reporting burden of the expected market transition from the London Interbank Offered Rate (LIBOR) and other interbank offered rates to alternative reference rates. The guidance is applicable to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met and to other derivative instruments if there is a change in the interest rate used for discounting, margining and contract price alignment. The guidance was effective upon issuance and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. We continue to evaluate our contractual arrangements and hedging relationships that reference LIBOR.
In October 2021, the FASB issued final guidance changing the measurement of acquired liabilities from contracts with customers in a business combination. The new guidance requires the recognition of contract liabilities at amounts generally consistent with those recorded by the acquiree immediately before the acquisition date. Under existing guidance, contract liabilities are measured at fair value, which generally results in a reduction to acquired contract liabilities and therefore lower revenue recognized during the post-acquisition period. We have elected to early adopt the new guidance as of January 1, 2022, which we will apply to future business acquisitions.
3.    Business Acquisitions
2021 Acquisitions
In February 2021, we completed the acquisition of Poynt Co. (now known as GoDaddy Payments) for $297.1 million in cash consideration to expand our commerce capabilities. GoDaddy Payments offers a suite of products allowing small businesses to sell and accept payments anywhere, including point-of-sale systems, payments, invoicing and transaction management. At closing, we also paid an additional $29.4 million in cash that was recorded as compensation expense during the three months ended March 31, 2021. The acquisition agreements also call for $45.0 million in additional compensatory cash payments subject to certain performance and employment conditions over the three year period following the closing date.
During 2021, we completed two other acquisitions for aggregate purchase consideration of $65.7 million in cash paid at closing and additional contingent earn-out payments of up to $18.5 million subject to the achievement of certain operational and financial milestones over the two year periods following the respective closing dates.
The aggregate purchase price of these three acquisitions was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of each acquisition date, with the excess recorded to goodwill. The recognition of goodwill, none of which is deductible for income tax purposes, was made based on strategic benefits we expect to realize from the acquisitions. During the measurement periods, which will not exceed one year from each closing, we will continue to obtain information, primarily related to income taxes, to assist us in finalizing the acquisition date fair values. Any qualifying changes to our preliminary estimates will be recorded as adjustments to the respective assets and liabilities, with any residual amounts allocated to goodwill.
The following table summarizes the estimated acquisition date fair values of the aggregate assets acquired and liabilities assumed:

Total purchase consideration	$381.3
Fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	4.2
Indefinite-lived intangibles assets	1.3
Finite-lived intangible assets	66.0
Other assets and liabilities, net	(0.5)
Total assets acquired, net of liabilities assumed	71.0
Goodwill	$310.3

The identified finite-lived intangible assets, which were valued using either an income or cost-based approach, primarily consist of developed technology and customer relationships, and have a total weighted-average amortization period of 4.1 years.
Pro forma financial information is not presented because these acquisitions were not material to our financial statements, either individually or in the aggregate.
2020 Acquisitions
In August 2020, we completed the acquisition of the registry operations of Neustar Inc. for total purchase consideration consisting of $217.2 million in cash, of which $1.3 million was paid in 2021, and the settlement of $19.4 million in pre-existing contractual relationships related to prepaid domain name registry fees. This acquisition was completed to expand our domains offerings and capabilities on an established registry technology platform.
During 2020, we completed three other acquisitions for aggregate purchase consideration of $219.2 million in cash, of which $10.2 million is payable in future periods upon expiration of the respective contractual holdback periods. We paid $7.2 million of these holdbacks in 2021.
The aggregate purchase price of these four acquisitions was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of each acquisition date, with the excess recorded to goodwill. The recognition of goodwill, of which approximately $92.0 million is deductible for income tax purposes, was made based on strategic benefits we expect to realize from the acquisitions.
The following table summarizes the final estimated acquisition date fair values of the aggregate assets acquired and liabilities assumed:

Total purchase consideration	$455.8
Fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	4.5
Domain portfolio indefinite-lived intangible assets	88.5
Contractual-based indefinite-lived intangible assets	67.0
Finite-lived intangible assets	96.2
Deferred revenue	(17.1)
Other assets and liabilities, net	(20.6)
Total assets acquired, net of liabilities assumed	218.5
Goodwill	$237.3
The identified intangible assets, which were valued using income-based approaches, primarily consist of an indefinite-lived domain portfolio, contractual-based assets, developed technology and customer relationships. The acquired finite-lived intangible assets have a total weighted-average amortization period of 5.5 years.
Other Acquisition-Related Payments
During 2021, 2020 and 2019, we made $17.4 million, $6.8 million and $88.0 million of aggregate holdback and contingent consideration payments related to business acquisitions, respectively.

4.    Goodwill and Intangible Assets
The following table summarizes changes in our goodwill balance by segment:

	A&C	Core	Total
Balance at December 31, 2019	$1,279.9	$1,696.6	$2,976.5
Goodwill related to 2020 acquisitions	102.0	135.3	237.3
Impact of foreign currency translation	26.4	34.9	61.3
Balance at December 31, 2020	1,408.3	1,866.8	3,275.1
Goodwill related to 2021 acquisitions(1)	134.0	177.6	311.6
Impact of foreign currency translation	(19.1)	(25.4)	(44.5)
Other	(0.7)	(0.7)	(1.4)
Balance at December 31, 2021	$1,522.5	$2,018.3	$3,540.8
_________________________________
(1)Includes immaterial measurement period adjustments related to acquisitions completed in 2020.
Intangible assets, net are summarized as follows:

	December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Trade names and branding	$445.0	n/a	$445.0
Domain portfolio	246.8	n/a	246.8
Contractual-based assets	253.8	n/a	253.8
Finite-lived intangible assets:
Customer-related	535.1	$(279.3)	255.8
Developed technology	243.5	(133.1)	110.4
Trade names and other	118.4	(45.5)	72.9
	$1,842.6	$(457.9)	$1,384.7

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Trade names and branding	$445.0	n/a	$445.0
Domain portfolio	250.3	n/a	250.3
Contractual-based assets	67.0	n/a	67.0
Finite-lived intangible assets:
Customer-related	857.0	$(534.7)	322.3
Developed technology	188.1	(90.7)	97.4
Trade names and other	106.9	(33.8)	73.1
	$1,914.3	$(659.2)	$1,255.1
During 2021, we purchased intangible assets for a total of $200.1 million in cash. One of these purchases also includes a variable earn-out payment of up to $12.0 million based on the achievement of specified future performance conditions. The variable earn-out will be recognized only if the future performance conditions are achieved. These purchases primarily consisted of a number of top-level domains (TLDs), of which $186.8 million were recorded as indefinite-lived contractual-based intangible assets.

In December 2020, we completed the purchase of a domain portfolio for $17.0 million in cash, of which $2.0 million was paid in 2021.
Amortization expense was $127.9 million, $127.1 million and $119.5 million during 2021, 2020 and 2019, respectively. As of December 31, 2021, the weighted-average remaining amortization period for amortizable intangible assets was 49 months for customer-related intangible assets, 36 months for developed technology and 65 months for trade names and other, and was 48 months in total.
Based on the balance of finite-lived intangible assets at December 31, 2021, expected future amortization expense is as follows:

Year Ending December 31:
2022	$132.0
2023	105.4
2024	86.5
2025	80.7
2026	26.7
Thereafter	7.9
$439.2
5.    Stockholders' Equity
Certificate of Incorporation
Our amended and restated certificate of incorporation authorized the issuance of up to 1,000,000 shares of Class A common stock, up to 500,000 shares of Class B common stock and up to 50,000 shares of undesignated preferred stock, each having a par value of $0.001 per share. Shares of Class A common stock have both economic and voting rights. Shares of Class B common stock have no economic rights, but do have voting rights. Holders of Class A and Class B common stock are entitled to one vote per share and, except as otherwise required, will vote together as a single class on all matters on which stockholders generally are entitled to vote. Shares of Class B common stock are transferable only together with an equal number of LLC Units if we, at the election of an owner, exchange LLC Units for shares of Class A common stock.
Share Repurchases
Our Board authorized us to purchase up to $2,275.0 million of our Class A common stock from time to time in open market purchases, block transactions and privately negotiated transactions, in accordance with applicable federal securities laws. This authorization has no time limits, does not obligate us to make any repurchases and may be modified, suspended or terminated by us at any time without prior notice. The amount and timing of repurchases are subject to a variety of factors including liquidity, share price, market conditions and legal requirements. Repurchased shares are immediately retired and returned to an unissued status. We have elected to record the excess of the repurchase price over par value as a charge to retained earnings (accumulated deficit). As of December 31, 2021, we had $749.2 million of remaining authorization available for repurchases.
In August 2021, we entered into an accelerated share repurchase agreement (ASR) to repurchase shares of our Class A common stock in exchange for an up-front payment of $250.0 million. The total number of shares ultimately delivered under the ASR, and therefore the average repurchase price paid per share, was determined based on the volume weighted-average price of our stock during the purchase period. The shares received were retired at the time of delivery and the up-front payment was accounted for as a reduction in retained earnings. The ASR is a forward contract indexed to our Class A common stock and met all of the applicable criteria for equity classification; therefore, it was not accounted for as a derivative instrument. The ASR was completed during 2021 and we repurchased a total of 3,425 shares of our Class A common stock at an average price of $72.99 per share under this arrangement. Expenses incurred in connection with the ASR were recorded as a charge to retained earnings.

In addition to the ASR discussed above, we also made the following open market repurchases of our Class A common stock:

Year Ended December 31,	Number of Shares Repurchased	Aggregate Purchase Price(1)
2021	3,500	$275.9
2020	9,986	$541.7
2019	7,125	$458.6
_________________________________
(1) The aggregate purchase price includes commissions paid in connection with the repurchases.
In January 2022, our Board approved the repurchase of up to an additional $2,251.0 million of our Class A common stock. Such approval was in addition to the amount remaining available for repurchases under prior Board approvals, such that we have authority to repurchase up to $3,000.0 million of shares of our Class A common stock. Under this authority, in February 2022, we entered into a new ASR to repurchase shares of our Class A common stock in exchange for an up-front payment of $750.0 million. The counterparties to this ASR initially delivered 6,532 shares, which were immediately retired. The total number of shares ultimately delivered under this ASR, and therefore the average repurchase price paid per share, will be determined based on the volume weighted-average price of our stock during the purchase period.
6.    Equity-Based Compensation Plans
Equity Plans
On March 31, 2015, we adopted the 2015 Equity Incentive Plan (the 2015 Plan). On January 1, 2021, an additional 6,794 shares of our Class A common stock were reserved for issuance under the automatic increase provisions of the 2015 Plan, and as of December 31, 2021, 31,117 shares were available for issuance as future awards under the plan.
On March 31, 2015, we adopted the 2015 Employee Stock Purchase Plan (the ESPP). On January 1, 2021, an additional 1,000 shares of our Class A common stock were reserved for issuance under the automatic increase provisions of the ESPP, and as of December 31, 2021, 4,592 shares were available for issuance under the plan.
Equity Plan Activity
The following table summarizes stock option activity:

	Number of Shares of Class A Common Stock (#)	Weighted- Average Grant- Date Fair Value ($)	Weighted- Average Exercise Price ($)	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value ($)
Outstanding at December 31, 2018	9,527		25.77
Granted	1,401	24.91	71.74
Exercised	(3,976)		17.78		213.8
Forfeited	(648)		54.43
Outstanding at December 31, 2019	6,304		38.08
Granted	154	22.33	68.05
Exercised	(2,613)		29.71		121.0
Forfeited	(417)		62.82
Outstanding at December 31, 2020	3,428		42.79
Exercised	(1,168)		36.72		51.0
Forfeited	(261)		68.77
Outstanding at December 31, 2021	1,999		42.94	5.1	83.8
Vested at December 31, 2021	1,730		38.90	4.8	79.5

The following table summarizes stock award activity:

Number of Shares of Class A Common Stock (#)
Outstanding at December 31, 2018	5,356
Granted: RSUs	2,607
Granted: Financial-based PSUs	450
Vested	(2,187)
Forfeited	(986)
Outstanding at December 31, 2019(1)	5,240
Granted: RSUs	3,743
Granted: TSR-based PSUs	414
Vested	(2,368)
Forfeited	(896)
Outstanding at December 31, 2020(1)	6,133
Granted: RSUs	4,332
Granted: TSR-based PSUs	426
Vested	(2,645)
Forfeited	(1,480)
Outstanding at December 31, 2021(1)	6,766
_________________________________
(1)Includes financial-based PSUs for which performance targets have not yet been established, and which are not yet considered granted for accounting purposes. The balance of outstanding awards is comprised of the following:

	Number of Shares of Class A Common Stock (#)	Weighted Average Fair Value Per Share ($)
RSUs	4,247	65.12
Financial-based PSUs granted for accounting purposes	401	73.28
Financial-based PSUs not yet granted for accounting purposes	592	n/a
Outstanding at December 31, 2019	5,240

RSUs	5,356	70.54
TSR-based PSUs	349	106.14
Financial-based PSUs granted for accounting purposes	223	66.97
Financial-based PSUs not yet granted for accounting purposes	205	n/a
Outstanding at December 31, 2020	6,133

RSUs	6,058	77.37
TSR-based PSUs	558	107.05
Financial-based PSUs granted for accounting purposes	75	78.62
Financial-based PSUs not yet granted for accounting purposes	75	n/a
Outstanding at December 31, 2021	6,766
At December 31, 2021, total unrecognized compensation expense related to non-vested options and awards was $5.3 million and $352.1 million, respectively, with expected remaining weighted-average recognition periods of approximately 1.4 years and 2.4 years, respectively. Such amounts exclude PSUs not yet considered granted for accounting purposes.

7.    Deferred Revenue
Deferred revenue consisted of the following:

	December 31,
	2021	2020
Current:
Domains	$897.1	$810.7
Hosting and presence	607.3	574.8
Business applications	385.7	325.8
	$1,890.1	$1,711.3
Noncurrent:
Domains	$426.1	$410.4
Hosting and presence	213.4	218.1
Business applications	103.8	96.6
	$743.3	$725.1
The increase in the deferred revenue balance is primarily driven by payments received in advance of satisfying our performance obligations, offset by $1,878.5 million of revenue recognized during 2021 that was included in the deferred revenue balance as of December 31, 2020. The deferred revenue balance as of December 31, 2021 represents our aggregate remaining performance obligations that will be recognized as revenue over the period in which the performance obligations are satisfied, and is expected to be recognized as revenue as follows:

	2022	2023	2024	2025	2026	Thereafter	Total
Domains	$897.1	$226.1	$85.5	$48.3	$28.1	$38.1	$1,323.2
Hosting and presence	607.3	135.2	41.3	15.5	6.5	14.9	820.7
Business applications	385.7	76.9	21.2	3.1	1.2	1.4	489.5
	$1,890.1	$438.2	$148.0	$66.9	$35.8	$54.4	$2,633.4

8.    Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2021	2020
Accrued payroll and employee benefits	$124.2	$114.8
Derivative liabilities	89.5	216.4
Current portion of operating lease liabilities	36.9	41.5
Tax-related accruals	35.6	38.6
Accrued acquisition-related expenses and acquisition consideration payable	24.5	9.4
Accrued legal and professional	23.2	24.4
Accrued marketing and advertising	22.9	29.9
Other	80.5	52.6
	$437.3	$527.6

9.    Long-Term Debt
Long-term debt consisted of the following:

		December 31,
	Maturity Date	2021	2020
2024 Term Loans (effective interest rate of 2.3% at December 31, 2021 and 2.8% at December 31, 2020)	February 15, 2024	$1,782.4	$1,807.4
2027 Term Loans (effective interest rate of 2.4% at December 31, 2021 and 3.0% at December 31, 2020)	August 10, 2027	738.8	746.2
2027 Senior Notes (effective interest rate of 5.4% at December 31, 2021 and December 31, 2020)	December 1, 2027	600.0	600.0
2029 Senior Notes (effective interest rate of 3.6% at December 31, 2021)	March 1, 2029	800.0	—
Revolver	February 15, 2024	—	—
Total		3,921.2	3,153.6
Less: unamortized original issue discount and debt issuance costs(1)		(38.9)	(39.2)
Less: current portion of long-term debt		(24.1)	(24.3)
		$3,858.2	$3,090.1
_________________________________
(1) Original issue discount and debt issuance costs are amortized to interest expense over the life of the related debt instruments using the interest method.
Credit Facility
Our secured credit agreement (the Credit Facility) includes our previously-issued term loans (the 2024 Term Loans), a new tranche of term loans issued in August 2020 (the 2027 Term Loans) and a revolving credit facility (the Revolver). A portion of the term loans is hedged by interest rate swap agreements, as discussed in Note 10.
In August 2020, we amended the Credit Facility to allow for the issuance of the 2027 Term Loans in an aggregate principal amount of $750.0 million. The 2027 Term Loans were issued at a 0.5% discount on the face of the note at original issue for net proceeds of $746.3 million, which were used to partially fund the payments associated with the settlement of our obligations under certain tax receivable agreements (TRAs), as discussed in Note 16. In conjunction with the issuance of these loans, we recognized an additional $6.5 million in debt issuance costs.
The 2024 Term Loans bear interest at a rate equal to, at our option, either (a) LIBOR plus 1.75% per annum or (b) 0.75% per annum plus the highest of (i) the Federal Funds Rate plus 0.5%, (ii) the Prime Rate or (iii) one-month LIBOR plus 1.0%.
In March 2021, we refinanced the 2027 Term Loans to lower the interest rate margins by 0.5% with no changes made to the maturity date or any other terms. Following this refinancing, the 2027 Term Loans bear interest at a rate equal to, at our option, either (a) LIBOR plus 2.0% per annum or (b) 1.0% per annum plus the highest of (i) the Federal Funds Rate plus 0.5%, (ii) the Prime Rate or (iii) one-month LIBOR plus 1.0%. Fees incurred in connection with the refinancing were not material.
The Revolver bears interest at a rate equal to, at our option, either (a) LIBOR plus a margin ranging from 1.25% to 1.75% per annum or (b) the higher of (i) the Federal Funds Rate plus 0.5%, (ii) the Prime Rate or (iii) the one-month LIBOR rate plus 1.0% plus a margin ranging from 0.25% to 0.75% per annum, with the margins determined based on our first lien secured leverage ratio. The Revolver also contains a financial covenant requiring us to maintain a leverage ratio of 5.75:1.00 when our usage exceeds 20.0% of the maximum capacity. This ratio is calculated as the ratio of first lien secured debt less cash and cash equivalents to consolidated EBITDA (as defined in the Credit Facility).
All LIBOR-based interest rates under the Credit Facility are subject to a 0.0% floor on LIBOR.

Principal payments comprising 0.25% of the initial principal balances of the term loans are due quarterly. In addition to paying interest on the outstanding principal under the term loans, we are required to pay a commitment fee ranging from 0.125% to 0.375% per annum for any unutilized commitments under the Revolver, with the applicable fee determined based on our first lien secured leverage ratio.
Significant terms of the Credit Facility are as follows:
•we are required to prepay outstanding term loans, subject to certain exceptions, with percentages of excess cash flow, proceeds of non-ordinary course asset sales or dispositions of property, insurance or condemnation proceeds and proceeds from the incurrence of certain debt;
•we are restricted by certain covenants, including, among other things, limitations on our ability to incur additional indebtedness, sell assets, incur additional liens, make certain fundamental changes, pay distributions and make certain investments;
•with respect to the Revolver, we are required to maintain certain financial ratios when its usage exceeds 20.0% of the maximum capacity; and
•subject to certain exceptions and exclusions, all obligations are unconditionally guaranteed by all of our wholly-owned, material domestic subsidiaries and are secured by substantially all of our and such subsidiaries real and personal property.
At December 31, 2021, we had $600.0 million available for borrowing under the Revolver and were not in violation of any covenants of the Credit Facility.
Senior Notes
In June 2019, we issued the 2027 Senior Notes in an aggregate principal amount of $600.0 million in a private placement offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The 2027 Senior Notes were issued at par and bear interest at 5.25% per annum, with interest payable semiannually on June 1 and December 1. The aggregate principal amount outstanding is payable at maturity, subject to earlier repurchase or optional redemption as described below.
The 2027 Senior Notes are redeemable at our option, in whole or in part, at any time prior to June 1, 2022 at a redemption price equal to 100.0% of the principal amount, plus accrued and unpaid interest, plus an applicable premium equal to the greater of 1.0% and the remaining scheduled payments of interest discounted to a present value amount. In the event of an equity offering prior to June 1, 2022, the 2027 Senior Notes may be partially redeemed with the net cash proceeds of such offering at our option at an amount equal to 105.25% of the principal amount, plus accrued and unpaid interest. On and after June 1, 2022, we may redeem the 2027 Senior Notes, in whole or in part, at an amount equal to 102.625% of the principal amount, decreasing to 101.75% at June 1, 2023, 100.875% at June 1, 2024 and 100.0% at June 1, 2025, plus accrued and unpaid interest. Upon the occurrence of a change of control, we are required to offer to repurchase the 2027 Senior Notes from the holders at a price equal to 101.0% of the principal amount, plus accrued and unpaid interest.
In February 2021, we issued the 2029 Senior Notes in an aggregate principal amount of $800.0 million in a private placement offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The 2029 Senior Notes were issued at par and bear interest at 3.5% per annum, payable annually on March 1 and September 1, commencing on September 1, 2021. The aggregate principal is payable at maturity, subject to earlier to earlier repurchase or optional redemption as described below. In conjunction with the issuance of the 2029 Senior Notes, we capitalized $9.0 million in debt issuance costs.
The 2029 Senior Notes are redeemable at our option, in whole or in part, any time prior to March 1, 2024 at a redemption price equal to 100.0% of the principal amount, plus accrued and unpaid interest, plus an applicable premium equal to the greater of 1.0% or the remaining scheduled payments of interest discounted to a present value amount. In the event of an equity offering prior to March 1, 2024, the 2029 Senior Notes may be partially redeemed with the net cash proceeds of such offering at our option at an amount equal to 103.5% of the principal amount, plus accrued and unpaid interest. On and after March 1, 2024, we may redeem the 2029 Senior Notes, in whole or in part, at an amount equal to 101.75% of the principal amount, decreasing to 100.875% at March 1, 2025 and 100.0% at March 1, 2026, plus accrued and unpaid interest. Upon the occurrence of a change of control, we are required to offer to repurchase the Senior Notes from the holders at a price equal to 101.0% of the principal amount, plus accrued and unpaid interest.

Significant terms of the 2027 Senior Notes and 2029 Senior Notes are as follows:
•they are subordinated to our existing secured debt, including the Credit Facility, and any future secured debt we may issue;
•all obligations are unconditionally guaranteed by all of our material domestic subsidiaries;
•we are restricted by certain covenants, including limitations on our ability to incur additional indebtedness, incur additional liens, consolidate with or merge with or into another entity and sell substantially all of our assets; and
•certain covenants may be suspended if we are able to obtain and maintain investment grade ratings and no event of default has occurred.
At December 31, 2021, we were not in violation of any covenants of the 2027 Senior Notes or the 2029 Senior Notes.
Fair Value
The estimated fair values of our long-term debt instruments are based on observable market prices for these loans, which are traded in less active markets and therefore classified as Level 2 fair value measurements, and were as follows as of December 31, 2021:

2024 Term Loans	$1,773.5
2027 Term Loans	$734.2
2027 Senior Notes	$621.8
2029 Senior Notes	$794.8
Future Debt Maturities
Aggregate principal payments, exclusive of any unamortized original issue discount and debt issuance costs, due on long-term debt as of December 31, 2021 are as follows:

Year Ending December 31:
2022	$32.5
2023	32.5
2024	1,740.0
2025	7.5
2026	7.5
Thereafter	2,101.2
$3,921.2

10.     Derivatives and Hedging
We are exposed to changes in foreign currency exchange rates, primarily relating to intercompany debt and certain forecasted sales transactions denominated in currencies other than the U.S. dollar, as well as to changes in interest rates as a result of our variable-rate debt. Consequently, we use derivative financial instruments to manage and mitigate such risk. We do not enter into derivative transactions for speculative or trading purposes.
We utilize a variety of derivative instruments, all of which are designated as cash flow hedges, including:
•foreign exchange forward contracts to hedge certain forecasted sales transactions denominated in foreign currency;
•a cross-currency swap arrangement used to manage variability due to movements in foreign currency exchange rates related to a Euro-denominated intercompany loan; and
•pay-fixed rate, receive-floating rate interest rate swap arrangements to effectively convert portions of our variable-rate debt to fixed.

The following table summarizes our outstanding derivative instruments on a gross basis:

	Notional Amount		Fair Value of Derivative Assets(2)		Fair Value of Derivative Liabilities(2)
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Derivative Instrument:
Level 2:
Foreign exchange forward contracts	$360.3	$276.2	$5.6	$—	$1.0	$15.8
Cross-currency swap(1)	1,346.8	1,461.9	—	—	80.9	167.2
Interest rate swaps	2,001.2	2,022.0	24.7	2.0	7.6	33.4
Total hedges	$3,708.3	$3,760.1	$30.3	$2.0	$89.5	$216.4
_________________________________
(1) The notional values of the cross-currency swap have been translated from Euros to U.S. dollars at the foreign currency rates in effect at December 31, 2021 and 2020 of approximately 1.14 and 1.22, respectively.
(2) In our balance sheets, all derivative assets are recorded within prepaid expenses and other current assets and all derivative liabilities are recorded within accrued expenses and other current liabilities.
The following table summarizes the effect of our designated cash flow hedging derivative instruments on AOCI:

	Unrealized Gains (Losses) Recognized in Other Comprehensive Income (Loss)
	Year Ended December 31,
	2021	2020	2019
Derivative Instrument:
Foreign exchange forward contracts(1)	$16.3	$(17.6)	$(2.7)
Cross-currency swap	(15.5)	16.2	25.8
Interest rate swaps	48.4	(4.9)	(25.0)
Total hedges	$49.2	$(6.3)	$(1.9)
_________________________________
(1) Amounts include gains and losses realized upon contract settlement but not yet recognized into earnings from AOCI.
The following table summarizes the locations and amounts of gains (losses) recognized within earnings related to our cash flow hedging relationships:

	Year Ended December 31,
	2021			2020			2019
	Revenue	Interest Expense	Other Income (Expense), Net	Revenue	Interest Expense	Other Income (Expense), Net	Revenue	Interest Expense	Other Income (Expense), Net
Foreign exchange forward contracts:
Reclassified from AOCI into income	$(8.9)	$—	$—	$2.7	$—	$—	$3.2	$—	$—
Cross-currency swap:
Reclassified from AOCI into income (1)	—	27.3	100.6	—	28.9	(120.4)	—	30.1	28.1
Interest rate swaps:
Reclassified from AOCI into income	—	(35.0)	—	—	(25.6)	—	—	(2.6)	—
Total hedges	$(8.9)	$(7.7)	$100.6	$2.7	$3.3	$(120.4)	$3.2	$27.5	$28.1
_________________________________
(1) The amounts reflected in other income (expense), net include $(101.8) million, $119.3 million and $(28.7) million reclassified from AOCI to offset the earnings impact of the remeasurement of the Euro-denominated intercompany loan hedged by the cross-currency swap during 2021, 2020 and 2019, respectively.

As of December 31, 2021, we estimate that $9.3 million of net deferred losses related to our cash flow hedges will be recognized in earnings over the next 12 months. No amounts were excluded from our effectiveness testing during any of the periods presented.
Risk Management Strategies
Foreign Exchange Forward Contracts
From time-to-time, we may enter into foreign exchange forward contracts with financial institutions to hedge certain forecasted sales transactions denominated in foreign currency. We designate these forward contracts as cash flow hedges, which are recognized as either assets or liabilities at fair value. At December 31, 2021, all such contracts had maturities of 18 months or less.
Cross-Currency Swap Contract
In April 2017, in order to manage variability due to movements in foreign currency rates related to a Euro-denominated intercompany loan, we entered into a five-year cross-currency swap arrangement. The cross-currency swap, which matures on April 3, 2022, had an amortizing notional amount of €1,243.3 million at inception (approximately $1,325.4 million). It converts the 3.00% fixed rate Euro-denominated interest and principal receipts on the intercompany loan into fixed U.S. dollar interest and principal receipts at a rate of 5.44%. Pursuant to the contract, the Euro notional value will be exchanged for the U.S. dollar notional value at maturity. The cross-currency swap has been designated as a cash flow hedge. Accordingly, it is recognized as an asset or liability at fair value and the unrealized gains and losses on the contract are included in gain (loss) on swaps and foreign currency hedging, net within AOCI. Gains and losses are reclassified to interest income or expense over the period the hedged loan affects earnings. As such, amounts recorded in other comprehensive income (loss) (OCI) will be recognized in earnings within or against interest expense when the hedged interest payment is accrued each month. In addition, an amount is reclassified from AOCI to other income (expense), net each reporting period, to offset the earnings impact of the hedged instrument.
Interest Rate Swap Contracts
In April 2017, we entered into a five-year pay-fixed rate, receive-floating rate interest rate swap arrangement to effectively convert a portion of the variable-rate borrowings under the 2024 Term Loans to a fixed rate of 5.44%. This arrangement, which matures on April 3, 2022, had an amortizing notional amount of $1,325.4 million at inception.
In August 2020, in conjunction with the issuance of the 2027 Term Loans discussed in Note 9, we entered into seven-year pay-fixed rate, receive-floating rate interest rate swap arrangements to effectively convert the variable one-month LIBOR interest rate on the 2027 Term Loans borrowings to a fixed rate of 0.705%. These interest rate swaps, which mature on August 10, 2027, had an aggregate notional amount of $750.0 million at inception.
The objective of these arrangements, which are designated as cash flow hedges and recognized as assets or liabilities at fair value, is to manage the variability of cash flows in the interest payments related to the portion of the variable-rate debt designated as being hedged. The unrealized gains and losses on the contracts are included in gain (loss) on swaps and foreign currency hedging, net within AOCI, and will be recognized in earnings within or against interest expense when the hedged interest payments are accrued each month.
11.     Leases
Our operating leases primarily consist of office and data center space expiring at various dates through November 2036. Certain leases include options to renew or terminate at our discretion. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. As of December 31, 2021, operating leases have a remaining weighted average lease term of 7.4 years and our operating lease liabilities were measured using a weighted average discount rate of 5.0%.

The components of operating lease expense were as follows:

	Year Ended December 31,
	2021	2020	2019
Operating lease costs	$48.2	$53.2	$55.6
Variable lease costs	10.4	9.2	8.8
Sublease income	(4.3)	(3.0)	(3.0)
Net lease costs	$54.3	$59.4	$61.4
We recognized impairment charges related to certain operating lease assets during 2021 and 2020, as discussed in Note 13.
Maturities of operating lease liabilities as of December 31, 2021 were as follows:

Year Ending December 31:
2022	$45.0
2023	30.1
2024	27.7
2025	24.3
2026	21.5
Thereafter	67.3
Total lease payments	215.9
Less: imputed interest	(36.3)
$179.6

12.    Commitments and Contingencies
Service Agreements
We have entered into long-term agreements with certain vendors to provide for software and equipment maintenance, specified levels of bandwidth and other services. Under these arrangements, we are required to make periodic payments. Future minimum obligations under these non-cancelable agreements with initial terms in excess of one year at December 31, 2021 are as follows:

Year Ending December 31:
2022	$121.8
2023	76.2
2024	29.4
2025	3.6
2026	0.1
Thereafter	0.1
$231.2
Litigation
From time-to-time, we are a party to litigation and subject to claims incident to the ordinary course of business, including intellectual property claims, putative and certified class actions, commercial and consumer protection claims, labor and employment claims, breach of contract claims and other asserted and unasserted claims. We investigate claims as they arise and accrue estimates for resolution of legal and other contingencies when losses are probable and estimable.
On June 13, 2019, we entered into an agreement in principle to settle the class action complaint, Jason Bennett v. GoDaddy.com (Case No. 2:16-cv-03908-DLR) (D. Ariz.), filed on June 20, 2016. The complaint alleges violation of the Telephone Consumer Protection Act of 1991 (the TCPA). On September 23, 2019, the parties fully executed a written settlement agreement. On December 16, 2019, we amended the settlement agreement to include two additional putative class action cases, which also alleged violations of the TCPA: John Herrick v. GoDaddy.com, LLC (Case No. 2:16-cv-00254 (D. Ariz.), appeal pending 18-16048 (9th Cir.)) and Susan Drazen v. GoDaddy.com, LLC (Case No 19-cv-00563) (S.D. Ala.). In 2019, we recorded an $18.1 million charge to general and administrative expense, representing our original estimated loss provision for this settlement.
Under the terms of the final settlement agreement, we made available a total of up to $35.0 million to pay: (i) class members, at their election, either a cash settlement or a credit to be used for future purchases of products from us; (ii) an incentive payment to the class representatives; (iii) notice and administration costs in connection with the settlement; and (iv) attorneys' fees to legal counsel representing the class.
On April 22, 2020, the parties filed statements in response to a request from the S.D. Ala. Court (the Court) to refine the class definition, resulting in a reduction in the total number of class members from the original estimated class. On May 14, 2020, the Court granted approval of the plaintiffs' unopposed motion for preliminary certification of the settlement class, subject to the parties' execution of an amended settlement agreement to remove John Herrick as a class representative. The parties executed such amendment on May 26, 2020, and on June 9, 2020, the Court granted preliminary approval of the final settlement agreement. The Court's order also set October 7, 2020 as the deadline for class members to submit claims and December 14, 2020 as the hearing date regarding final approval of the settlement.
On September 1, 2020, the Court issued an amended order reducing the attorneys' fees to be paid to legal counsel representing the class. Additionally, the actual number of claims made by class members through the October 7, 2020 deadline was lower than our original estimates.
On December 23, 2020, the Court issued a final judgment and order approving the class settlement, which further reduced the attorneys' fees to be paid to legal counsel representing the class and denied the plaintiffs' request for an incentive payment. Additionally, the actual notice and administration costs were lower than originally estimated.
As a result of the above developments, during 2020, we recorded a cumulative $10.0 million reduction to general and administrative expense, lowering our estimated loss provision for this settlement to $8.1 million as of December 31, 2020.
On January 19, 2021, a single objector to the settlement filed a notice of appeal to the 11th Circuit Court of Appeals, which remains pending as of the date of this filing. We made no changes to our estimated loss provision for this settlement during 2021. The timing of any settlement payments is pending resolution of the appeal.
We have denied and continue to deny the allegations in the complaint. Nothing in the final settlement agreement shall be deemed to assign or reflect any admission of fault, wrongdoing or liability, or of the appropriateness of a class action in such litigation. We received a full release from the settlement class concerning the claims asserted, or that could have been asserted, with respect to the claims released in the final settlement agreement. Our legal fees associated with this matter have been recorded to general and administrative expense as incurred and were not material.
The amounts currently accrued for other matters are not material. While the results of such normal course claims and legal proceedings, regardless of the underlying nature of the claims, cannot be predicted with certainty, management believes, based on current knowledge and the likely timing of resolution of various matters, any additional reasonably possible potential losses above the amounts accrued for such matters would not be material. Regardless of the outcome, claims and legal proceedings may have an adverse effect on us because of defense costs, diversion of management resources and other factors. We may also receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained. The final outcome of any current or future claims or lawsuits could adversely affect our business, financial condition or results of operations.
Indemnifications
In the normal course of business, we have made indemnities under which we may be required to make payments in relation to certain transactions, including to our directors and officers to the maximum extent permitted under applicable state laws and indemnifications related to certain lease agreements. In addition, certain advertiser and reseller partner agreements contain indemnification provisions, which are generally consistent with those prevalent in the industry. We have not incurred material obligations under indemnification provisions historically, and do not expect to incur material obligations in the future. Accordingly, we have not recorded any liabilities related to such indemnities as of December 31, 2021 and 2020.

We include service level commitments to our customers guaranteeing certain levels of uptime reliability and performance for our hosting and premium DNS products. These guarantees permit those customers to receive credits in the event we fail to meet those levels, with exceptions for certain service interruptions including but not limited to periodic maintenance. We have not incurred any material costs as a result of such commitments during any of the periods presented, and have not recorded any liabilities related to such obligations as of December 31, 2021 and 2020.
Indirect Taxes
We are subject to indirect taxation in some, but not all, of the various states and foreign jurisdictions in which we conduct business. Laws and regulations attempting to subject communications and commerce conducted over the Internet to various indirect taxes are becoming more prevalent, both in the U.S. and internationally, and may impose additional burdens on us in the future. Increased regulation could negatively affect our business directly, as well as the businesses of our customers. Taxing authorities may impose indirect taxes on the Internet-related revenue we generate based on regulations currently being applied to similar, but not directly comparable, industries. There are many transactions and calculations where the ultimate indirect tax determination is uncertain. In addition, domestic and international indirect taxation laws are complex and subject to change. We may be audited in the future, which could result in changes to our indirect tax estimates. We continually evaluate those jurisdictions in which nexus exists, and believe we maintain adequate indirect tax accruals.
As of December 31, 2021 and 2020, our accrual for estimated indirect tax liabilities was $8.2 million and $10.1 million, respectively, reflecting our best estimate of the probable liability based on an analysis of our business activities, revenues subject to indirect taxes and applicable regulations. Although we believe our indirect tax estimates and associated liabilities are reasonable, the final determination of indirect tax audits, litigation or settlements could be materially different than the amounts established for indirect tax contingencies.
13.    Restructuring and Other
In June 2020, we announced a restructuring plan related to our outbound sales and operations and recorded $43.6 million of pre-tax restructuring charges during 2020. The aggregate charges included: (i) $14.6 million in severance and related benefits to be paid to, or on behalf of, the impacted employees, as well as professional fees incurred in connection with the restructuring; (ii) a $27.9 million impairment of operating lease assets associated with the closure of our leased offices in Austin, Texas; and (iii) $1.1 million of accelerated depreciation and operating lease assets amortization related to the office closures. Cash payments of $14.4 million related to the restructuring were made during 2020.
Restructuring and other during 2021 includes (i) the $15.4 million gain on sale of the land and buildings of our former corporate headquarters and (ii) a $15.1 million charge due to the impairment of certain operating lease assets and related leasehold improvements associated with the decision to close one of our leased offices.
14.     Defined Contribution Plan
We maintain defined contribution 401(k) plans covering eligible U.S. employees, who may contribute up to 100% of their compensation, subject to limitations established by the Internal Revenue Code. We match employee contributions on a discretionary basis. Expense for our matching contributions was $15.0 million, $14.5 million and $14.6 million during 2021, 2020 and 2019, respectively.
We maintain defined contribution benefit plans covering eligible foreign employees. Expense related to such plans was not material in any period presented.
15.    Income Taxes
Overview
We are subject to U.S. federal, state and foreign income taxes with respect to our allocable share of any taxable income or loss of Desert Newco, as well as any stand-alone income or loss we generate. Desert Newco is treated as a partnership for U.S. income tax purposes, and for most applicable state and local income tax purposes, and generally does not pay income taxes in most jurisdictions. Instead, Desert Newco's taxable income or loss is passed through to its members, including us. Despite its partnership treatment, Desert Newco is liable for income taxes in certain foreign jurisdictions in which it operates, in those states not recognizing its pass-through status and for certain of its subsidiaries not taxed as pass-through entities. We have acquired the outstanding stock of various domestic and foreign entities taxed as corporations, which are now wholly-owned by us or our subsidiaries. Where required or allowed, these subsidiaries also file and pay tax as a consolidated group for U.S. federal and state income tax purposes and internationally, primarily within the United Kingdom (UK), Germany and India. We anticipate this structure to remain in existence for the foreseeable future.
Benefit (Provision) for Income Taxes
Our benefit (provision) for income taxes includes U.S. federal, state and foreign income taxes. The domestic and foreign components of our income (loss) before income taxes were as follows:

	Year Ended December 31,
	2021	2020	2019
U.S.	$310.3	$(423.4)	$176.4
Foreign	(56.7)	(72.0)	(50.0)
Income (loss) before income taxes	$253.6	$(495.4)	$126.4
Our benefit (provision) for income taxes was as follows:

	Year Ended December 31,
	2021	2020	2019
Current:
Federal	$(2.1)	$(3.4)	$(0.7)
State	(2.9)	(1.1)	(0.6)
Foreign	(22.6)	(19.3)	(7.8)
	(27.6)	(23.8)	(9.1)
Deferred:
Federal	2.3	2.9	4.4
State	0.2	1.5	0.4
Foreign	14.3	20.7	16.3
	16.8	25.1	21.1
Benefit (provision) for income taxes	$(10.8)	$1.3	$12.0
A reconciliation of the statutory U.S. federal income tax rate to our effective income tax rate was as follows:

	Year Ended December 31,
	2021	2020	2019
Expected benefit (provision) at U.S. federal statutory tax rate	$(53.3)	$104.0	$(26.5)
Effect of investment in Desert Newco	(50.4)	10.4	7.1
Research and development credits	21.9	75.0	—
TRA liability adjustment	—	(5.3)	1.7
Foreign earnings	(0.9)	(5.4)	2.1
Effect of changes in tax rates	(3.6)	—	—
Uncertain tax positions	(10.7)	(5.6)	—
State taxes, net of federal benefit	(31.5)	44.9	(1.2)
Other	3.8	0.9	(4.3)
Effect of changes in valuation allowances	113.9	(217.6)	33.1
Benefit (provision) for income taxes	$(10.8)	$1.3	$12.0

Deferred Taxes
The components of our deferred taxes were as follows:

	December 31,
	2021	2020

DTAs:
Investment in Desert Newco	$900.8	$1,099.5
NOLs	599.7	558.1
Credit and incentives	101.4	77.1
Deferred interest	40.0	26.4
Operating lease liabilities	19.4	22.7
Other	6.1	4.7
Valuation allowance	(1,644.6)	(1,761.0)
Total DTAs	22.8	27.5
DTLs:
Identified intangible assets	(83.7)	(101.8)
Operating lease assets	(9.1)	(12.5)
Total DTLs	(92.8)	(114.3)
Net DTLs	$(70.0)	$(86.8)
On March 11, 2021, the U.S. federal government enacted the American Rescue Plan Act of 2021, which did not have a material impact on our provision for income taxes.
On June 10, 2021, the UK enacted legislation increasing its corporate income tax rate to 25%, beginning in April 2023, which did not have a material impact on our provision for income taxes.
In determining the need for a valuation allowance, we prepare quarterly estimates using historical and forecasted future operating results, based upon approved business plans, including a review of the eligible carryforward periods and tax planning strategies. Based primarily on the negative evidence outweighing the positive evidence as of December 31, 2021, including our three year cumulative, consolidated GAAP loss, our historical tax losses and the difficulty in forecasting excess tax benefits related to equity-based compensation, we believe there is uncertainty as to when we will be able to utilize certain of our net operating losses (NOLs), credit carryforwards and other DTAs. Therefore, we have recorded a valuation allowance against the DTAs for which we have concluded it is more-likely-than-not they will not be realized.
Should our operating results continue to improve and projections show continued utilization of the tax attributes, we would consider that as significant positive evidence and our future reassessment may result in the determination that all or a portion of the valuation allowance is no longer required. If this were to occur, any reversal of the valuation allowance would result in a corresponding non-cash income tax benefit, thereby increasing total DTAs.
As of December 31, 2021, we had U.S. federal, state and foreign gross NOLs, credits and incentives, a portion of which will begin to expire in 2030, as follows:

	Gross NOLs, Credits and Incentives	Portion Subject to a Valuation Allowance
Federal	$2,375.9	2,369.1
State	2,788.3	2,788.2
Foreign	42.5	35.9
	$5,206.7	$5,193.2

As of December 31, 2021, we have provided income taxes on the earnings of foreign subsidiaries, except to the extent such earnings are considered indefinitely reinvested. We have determined the amount of unrecognized DTL related to these temporary differences to be immaterial.
Uncertain Tax Positions
Our liability for unrecognized tax benefits was as follows:

	December 31,
	2021	2020
		(revised)(1)
Balance at beginning of period	$51.8	$8.4
Gross increases - tax positions in prior period	41.0	22.7
Gross increases - tax positions in current period	21.5	12.6
Current year acquisitions	6.4	8.1
Balance at end of period	$120.7	$51.8
_________________________________
(1) The amounts for 2020 were revised to exclude interest and penalties, which are required to be excluded from the liability for unrecognized tax benefits.
The total amount of gross unrecognized tax benefits was $120.7 million as of December 31, 2021, of which $30.5 million, if fully recognized, would decrease our effective tax rate.
We recognize interest accrued related to unrecognized tax benefits and penalties as income tax expense. Other long-term liabilities includes accrued interest and penalties related to unrecognized tax benefits of $19.0 million and $14.9 million as of December 31, 2021 and 2020, respectively. We do not expect a significant decrease in our liability for unrecognized tax benefits in the next 12 months.
We have filed all income tax returns for years through 2020, other than for Germany and the Netherlands. These returns are subject to examination by the taxing authorities in the respective jurisdictions, generally for three or four years after they were filed. Although we believe the amounts reflected in our tax returns substantially comply with applicable U.S. federal, state and foreign tax regulations, the respective taxing authorities may take contrary positions based on their interpretation of the law. A tax position successfully challenged by a taxing authority could result in an adjustment to our benefit for income taxes in the period in which a final determination is made.
16.    Payable Pursuant to the TRAs
Concurrent with the completion of our initial public offering (IPO), we became a party to five TRAs with our pre-IPO owners. Under the TRAs, we were generally required to pay to such owners approximately 85% of the amount of calculated tax savings, if any, we were deemed to realize based on the relevant tax benefits allocated to us as a result of our acquisition of their LLC Units in the pre-IPO organizational transactions or from subsequent exchanges of their LLC Units (together with the corresponding shares of Class B common stock) for shares of our Class A common stock.
On July 31, 2020, we entered into settlement and release agreements with respect to four of the TRAs, and an amendment to the fifth TRA (collectively, the TRA Settlement Agreements), pursuant to which we settled all liabilities under the TRAs in exchange for aggregate payments totaling $850.0 million, of which $849.8 million was paid during 2020. Upon payment, we were released from all obligations to the parties to the TRAs, including the holders of unexchanged LLC Units. We recorded a charge of $674.7 million to our statements of operations during 2020 to adjust the liability under the TRAs from $175.3 million to the aggregate settlement amount. No amounts remain payable under the TRAs as of December 31, 2021.
As a result of the TRA Settlement Agreements, we retained all of the future cash tax savings from the utilization of the tax attributes we acquired as a result of acquisitions or exchanges of LLC Units subject to the TRAs. These attributes entitle us to the depreciation and amortization deductions previously allocable to the original owner of such units. Unutilized deductions related to these items are converted to NOL carryforwards.

Upon execution of the TRA Settlement Agreements, we generated approximately $180.0 million in additional DTAs, which were reduced by a full valuation allowance. See Note 15 for additional discussion of the valuation allowances associated with our DTAs.
17.    Income (Loss) Per Share
Basic income (loss) per share is computed by dividing net income (loss) attributable to GoDaddy Inc. by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted income (loss) per share is computed giving effect to all potentially dilutive shares unless their effect is antidilutive.
A reconciliation of the numerator and denominator used in the calculation of basic and diluted net income (loss) per share is as follows:

	Year Ended December 31,
	2021	2020	2019
Numerator:
Net income (loss)	242.8	(494.1)	138.4
Less: net income attributable to non-controlling interests	0.5	1.0	1.4
Net income (loss) attributable to GoDaddy Inc.	$242.3	$(495.1)	$137.0
Denominator:
Weighted-average shares of Class A common stock outstanding—basic	167,906	168,636	173,431
Effect of dilutive securities:
Class B common stock	414	—	2,318
Stock options	1,127	—	4,369
RSUs, PSUs and ESPP shares	1,658	—	1,603
Weighted-average shares of Class A Common stock outstanding—diluted	171,105	168,636	181,721

Net income (loss) attributable to GoDaddy Inc. per share of Class A common stock—basic	$1.44	$(2.94)	$0.79
Net income (loss) attributable to GoDaddy Inc. per share of Class A common stock—diluted(1)	$1.42	$(2.94)	$0.76
_________________________________
(1) The diluted income (loss) per share calculations exclude net income attributable to non-controlling interests, unless the effect is antidilutive.
The following number of weighted-average potentially dilutive shares were excluded from the calculation of diluted income (loss) per share because the effect of including such shares would have been antidilutive:

	Year Ended December 31,
	2021	2020	2019
Class B common stock	—	1,145	—
Stock options	544	3,259	1,705
RSUs, PSUs and ESPP shares	881	2,045	79
	1,425	6,449	1,784
Shares of Class B common stock do not share in our earnings and are not participating securities. Accordingly, separate presentation of income per share of Class B common stock under the two-class method has not been presented. Each share of Class B common stock (together with a corresponding LLC Unit) is exchangeable for one share of Class A common stock.

18.    Geographic Information
Revenue by geography is based on the customer's billing address and was as follows:

	Year Ended December 31,
	2021	2020	2019
U.S.	$2,544.9	$2,211.3	1,979.6
International	1,270.8	1,105.4	1,008.5
	$3,815.7	$3,316.7	$2,988.1
No individual international country represented more than 10% of total revenue in any period presented.
Property and equipment, net by geography was as follows:

	December 31,
	2021	2020
U.S.	162.6	198.3
France	23.8	27.0
All other international	33.6	32.0
	$220.0	$257.3
No other individual international country represented more than 10% of property and equipment, net in any period presented.

19.     Segment Information
We report our operating results through two reportable segments: A&C and Core. Our chief operating decision maker (CODM), which is our Chief Executive Officer, evaluates segment performance based on several factors, including revenue and normalized earnings before interest, taxes, depreciation and amortization (NEBITDA). Segment NEBITDA is defined as net income excluding depreciation and amortization, equity-based compensation expense, interest expense (net) and provision or benefit for income taxes; in addition to these adjustments, we exclude, as they occur, acquisition-related expenses and certain other items, such as restructuring-related items and expenses related to non-ordinary course legal matters. In this way, we believe segment NEBITDA serves as a measure that can assist our CODM and our investors in comparing our performance on a consistent basis by removing the impact of certain items that we believe do not directly reflect our segments’ core operations.
Our CODM does not use assets by segment to evaluate performance or allocate resources; therefore, we do not provide disclosure of assets by segment. See Note 18 for property, plant, and equipment, net as well as revenue disaggregated by geography.
The A&C and Core segments provide a view into the product-focused organization of our business and generate revenue as follows:
•A&C primarily consists of sales of third-party email and productivity solutions, products containing proprietary software and commerce products as well as sales of certain products when they are included in bundled offerings of our proprietary software products.
•Core primarily consists of sales of domain registrations and renewals, aftermarket domain sales, website hosting products and website security products when not included in bundled offerings of our proprietary software products as well as sales of products not containing a software component.
There are no internal revenue transactions between our reportable segments.
Corporate overhead and other primarily includes general and administrative expenses and items not allocated to either segment as well as those costs specifically excluded from Segment NEBITDA, our segment measure of profitability, such as depreciation and amortization, interest expense and income, TRA liability adjustments and benefit (provision) for income taxes.

The following table presents our segment information for the periods indicated:

	Year Ended December 31,
	2021	2020	2019

Revenue:
A&C	$1,128.3	$926.1	$768.8
Core	2,687.4	2,390.6	2,219.3
Total revenue	$3,815.7	$3,316.7	$2,988.1
Segment NEBITDA:
A&C	$447.7	$349.7	$297.1
Core	679.7	628.2	576.6
Corporate overhead and other	(255.2)	(255.7)	(287.1)
Depreciation and amortization	(199.6)	(202.7)	(209.7)
Equity-based compensation expense	(207.9)	(191.5)	(147.0)
Interest expense, net of interest income	(124.9)	(86.9)	(69.9)
Tax receivable agreements liability adjustment	—	(674.7)	8.7
Acquisition-related expenses	(78.2)	(25.0)	(9.4)
Restructuring and other(1)	(8.0)	(46.8)	—
TCPA legal settlement accrual	—	10.0	(18.1)
Loss on debt extinguishment	—	—	(14.8)
Income before income taxes	253.6	(495.4)	126.4
Benefit (provision) for income taxes	(10.8)	1.3	12.0
Net income	$242.8	$(494.1)	$138.4
_________________________________
(1)Includes lease-related expenses associated with closed facilities.

20.     Accumulated Other Comprehensive Loss
The following table presents AOCI activity in equity:

	Foreign Currency Translation Adjustments	Net Unrealized Gains (Losses) on Cash Flow Hedges(1)	Total AOCI
Gross balance as of December 31, 2019(2)	$(54.6)	$(24.3)	$(78.9)
Other comprehensive income (loss) before reclassifications	(44.2)	105.9	61.7
Amounts reclassified from AOCI	—	(114.4)	(114.4)
Other comprehensive loss - 2020	(44.2)	(8.5)	(52.7)
	$(98.8)	$(32.8)	(131.6)
Less: AOCI attributable to non-controlling interests			0.6
Balance as of December 31, 2020			$(131.0)

Gross balance as of December 31, 2020(2)	$(98.8)	$(32.8)	$(131.6)
Other comprehensive income (loss) before reclassifications	45.9	(37.0)	8.9
Amounts reclassified from AOCI	—	84.0	84.0
Other comprehensive income - 2021	45.9	47.0	92.9
	$(52.9)	$14.2	(38.7)
Less: AOCI attributable to non-controlling interests			0.1
Balance as of December 31, 2021			$(38.6)
_________________________________
(1) Amounts shown for our foreign exchange forward contracts include gains and losses realized upon contract settlement but not yet recognized into earnings from AOCI.
(2) Beginning balance is presented on a gross basis, excluding the allocation of AOCI attributable to non-controlling interests.
See Note 10 for the effect on net income of amounts reclassified from AOCI related to our cash flow hedging instruments.